4471628.7 030030-0004-000 AGREEMENT OF SUB-SUBLEASE between SPOTIFY USA INC., as Sub-Sublandlord, and DUOLINGO, INC., as Sub-Subtenant The Entire 26th and 27th Floors 4 World Trade Center 150 Greenwich Street New York, New York 10007

4471628.7 030030-0004-000 AGREEMENT OF SUB-SUBLEASE (this “Sub-Sublease”), made as of the ___ day of December, 2023, between SPOTIFY USA INC., a Delaware corporation, having an office at 4 World Trade Center, 150 Greenwich Street, New York, New York 10007, as sub-sublandlord (“Sub-Sublandlord”), and DUOLINGO, INC., a Delaware corporation, having an office at 5900 Penn Avenue, Pittsburgh, Pennsylvania 15206, as sub-subtenant (“Sub-Subtenant”). W I T N E S S E T H WHEREAS, The Port Authority of New York and New Jersey (together with its successors and/or assigns, “Sublandlord”), as tenant, is currently leasing from 4 World Trade Center LLC, as landlord (together with its successors and/or assigns, “Landlord”, Sublandlord and Landlord are referred to herein collectively as the “Overlandlords” and individually as an “Overlandlord”), certain portions (collectively, the “Premises”) of the building located at 4 World Trade Center, 150 Greenwich Street, New York, New York 10007 (the “Building”) pursuant to that certain Amended and Restated Lease, dated as of November 16, 2006, between Landlord and Sublandlord, as amended by that certain (i) First Amendment to Amended and Restated Lease, dated as of December 16, 2010, (ii) Second Amendment to Amended and Restated Lease, dated as of November 20, 2014, and (iii) Third Amendment to Amended and Restated Lease, dated as of April 10, 2015 (such lease as the same has been and may hereafter be amended, modified, extended, renewed, supplemented or replaced, the “Lease”); and WHEREAS, Sub-Sublandlord, as subtenant, is currently subleasing from Sublandlord, as sublandlord, the entire 26th and 27th floors of the Building (also known as, and as referred to in the Lease as, the 18th and 19th floors) and comprising 85,666 rentable square feet, as shown on Schedule A attached hereto and made a part hereof (the “Sublease Premises”) pursuant to that certain Agreement of Sublease, dated as of July 18, 2019, between Sublandlord and Sub-Sublandlord, as modified by that certain Consent and Subordination, Non-Disturbance, Recognition and Attornment Agreement, dated as of July 18, 2019, between Landlord, Sublandlord and Sub-Sublandlord (the “Landlord Agreement”) (such sublease, as modified by the Landlord Agreement, and as the same may hereafter be amended, modified, extended, renewed, supplemented or replaced, the “Sublease”, the Lease and the Sublease are referred to herein collectively as the “Overleases” and individually as an “Overlease”); and WHEREAS, Sub-Sublandlord, as tenant, is currently leasing from Landlord, as landlord, premises in the Building pursuant to that certain Agreement of Lease, dated as of February 13, 2017 (such lease as the same has been and may hereafter be amended, modified, extended, renewed, supplemented or replaced, the “Spotify Lease”); and WHEREAS, Sub-Sublandlord desires to sub-sublease to Sub-Subtenant, and Sub- Subtenant desires to sub-sublease from Sub-Sublandlord, the entire Sublease Premises, on the terms and conditions hereinafter set forth. NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows: 18th

3 4471628.7 030030-0004-000 1. SUBLEASING OF SUBLEASE PREMISES. Sub-Sublandlord hereby sub- subleases to Sub-Subtenant, and Sub-Subtenant hereby sub-subleases from Sub-Sublandlord, the Sublease Premises, subject to the terms and conditions contained herein. 2. CONDITION OF SUBLEASE PREMISES. Subject to Sub-Sublandlord’s obligation to deliver the Sublease Premises in Delivery Condition (as hereinafter defined), Sub- Subtenant represents and warrants that it has examined the Sublease Premises and is fully familiar with the physical condition thereof and agrees to accept the Sublease Premises on the Sub-Sublease Commencement Date (as hereinafter defined) in its “as-is,” “where-is” condition as of the date hereof. For purposes of this Sub-Sublease, the Sublease Premises shall be deemed to be in “Delivery Condition” upon the date that Sub-Sublandlord has delivered the Sublease Premises in broom clean condition with all equipment within and exclusively serving the Sublease Premises in good working order. For the avoidance of doubt, all FF&E (as hereinafter defined) that is in the Sublease Premises on the date hereof shall remain in the Sublease Premises on the Sub-Sublease Commencement Date. 3. TERM OF SUB-SUBLEASE. The term of this Sub-Sublease (the “Sub-Sublease Term”) shall commence on the Sub-Sublease Commencement Date and, unless sooner terminated as provided herein or pursuant to law, shall expire on April 29, 2034 (the “Sub-Sublease Expiration Date”). For purposes hereof, the “Sub-Sublease Commencement Date” shall mean the earlier of the following two dates: (i) the later of (x) January 1, 2024, (y) the date upon which Sub-Sublandlord delivers the Sublease Premises to Sub-Subtenant in Delivery Condition, and (z) the date upon which all Required Consents (as hereinafter defined) have been obtained (or deemed to have been obtained under the applicable Overlease), and (ii) the later of (y) the date that Sub- Subtenant (or any person or entity claiming by, through or under Sub-Subtenant) occupies any part of the Sublease Premises for the conduct of its business or performance of Alterations therein, and (z) the date upon which all Required Consents (as hereinafter defined) have been obtained (or deemed to have been obtained under the applicable Overlease). Once the Sub-Sublease Commencement Date is determined, Sub-Sublandlord and Sub-Subtenant shall execute an agreement stating the Sub-Sublease Commencement Date, the Sub-Sublease Rent Commencement Date and the Sub-Sublease Expiration Date, but the failure to do so will not affect the determination of such dates or the rights and obligations of the parties herein. The provisions of this Section 3 are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law or any successor law or statute. Sub- Sublandlord shall deliver the Sublease Premises to Sub-Subtenant in Delivery Condition promptly after obtaining all Required Consents (but in no event shall Sub-Sublandlord be required to deliver the Sublease Premises prior to January 1, 2024). 4. REQUIRED CONSENTS. This Sub-Sublease shall become effective only if the written consent hereto of each Overlandlord is obtained (or is deemed to have been obtained pursuant to the applicable Overlease) (collectively, the “Required Consents”). Upon execution and delivery of this Sub-Sublease by Sub-Sublandlord and Sub-Subtenant and Sub-Sublandlord’s receipt of the Advance Rent (as hereinafter defined) and original Letter of Credit (as hereinafter defined) (the date upon which all such conditions are satisfied, the “Delivery Date”), Sub- Sublandlord shall (to the extent not already requested) promptly request the written consent of the Overlandlords to this Sub-Sublease, which consent, if in the form of one or more written agreements signed by Sub-Sublandlord, Sub-Subtenant and the applicable Overlandlord(s), shall

4 4471628.7 030030-0004-000 be in a commercially reasonably form(s) (a “Consent Agreement”). Sub-Sublandlord has provided Sub-Subtenant with an initial draft of the Consent Agreement and Sub-Subtenant has provided comments to such initial draft which Sub-Sublandlord has forwarded to the Overlandlords. Sub-Subtenant shall review and provide any commercially reasonable comments to all revised drafts of the Consent Agreement within two (2) business days following receipt thereof, which comments Sub-Sublandlord shall provide to the applicable Overlandlord. Notwithstanding anything to the contrary, if (x) Sub-Subtenant fails to timely respond to any revised draft of the Consent Agreement, or (y) Sub-Subtenant provides comments that are commercially unreasonable, then, in any such event, (A) the Outside Date (as hereinafter defined) as the same relates solely to Sub-Subtenant’s right to cancellation shall be extended by each day thereafter until Sub-Subtenant delivers commercially reasonable comments and (B) if receipt of the Required Consents is delayed beyond January 1, 2024 by reason thereof, then the Sub-Sublease Rent Commencement Date shall be accelerated by one day for each day of such delay. Sub- Subtenant has, in Sub-Subtenant’s initial comments to a Consent Agreement, requested (the “Recognition Requests”) that in the event that any Overlandlord delivers written notice of default under an Overlease, then the applicable Overlandlord shall deliver a copy of notice of such default notice to Sub-Subtenant. Notwithstanding anything to the contrary, (x) the Recognition Request shall be made only in connection with Sub-Subtenant’s initial comments to the Consent Agreement and shall not be made or repeated in any further comments, and (y) if the Recognition Request is denied by any Overlandlord, such denial shall have no effect on this Sub-Sublease and the Consent Agreement will not be required to contain the same. Sub-Subtenant agrees to provide such information in connection with such request as Overlandlords shall reasonably request and to execute and deliver any Consent Agreement (subject to the above provisions) required by the Overlandlords in connection with such Overlandlord’s consent to this Sub-Sublease. If the Required Consents are not obtained (or deemed to have been obtained) within ninety (90) days following the Delivery Date (the “Outside Date”), then either party may cancel this Sub-Sublease by giving written notice to the other party of its election to cancel. If Sub-Subtenant does not give notice to cancel within ten (10) days following the Outside Date, time being of the essence, then Sub-Subtenant shall have no further right to cancel this Sub-Sublease pursuant to this Section 4. If either party elects to cancel this Sub-Sublease under the terms of this Section 4, then such notice must provide a date for cancellation (the “Cancellation Date”) (which may be immediate). On the Cancellation Date, this Sub-Sublease shall be null and void, except as provided in the immediately succeeding sentence. Notwithstanding the foregoing in this Section 4, in the event that the Overlandlords deliver the Required Consents prior to the Cancellation Date, then the applicable party’s cancellation shall be null and void and this Sub-Sublease shall continue in full force and effect. Further, if any Overlandlord shall notify Sub-Sublandlord that it will not consent to this Sub-Sublease, and Sub-Sublandlord is not disputing the same pursuant to the terms of the applicable Overlease, then Sub-Sublandlord will promptly notify Sub-Subtenant of such fact and thereupon this Sub-Sublease shall be null and void. In the event that this Sub-Sublease shall be voided or cancelled pursuant to this Section 4, then promptly following such voidance or cancellation, Sub-Sublandlord shall return to Sub-Subtenant the Advance Rent and original Letter of Credit, each, as and to the extent received by Sub-Sublandlord. 5. RENT. A. During the Sub-Sublease Term and commencing on the Sub-Sublease Rent Commencement Date, subject to the terms below and except as otherwise expressly provided

5 4471628.7 030030-0004-000 herein, Sub-Subtenant shall pay to Sub-Sublandlord, without notice or demand, and without setoff, abatement, offset, claim, counterclaim, defense or deduction, in lawful money of the United States by wire transfer of immediately available funds or by electronic funds transfer to an account or accounts as Sub-Sublandlord may from time to time direct in writing to Sub-Subtenant upon at least ten (10) days prior written notice or, as directed by Sub-Sublandlord, by check made payable to the direct order of Sub-Sublandlord or such other person as Sub-Sublandlord may designate to Sub-Subtenant in writing from time to time upon at least ten (10) days prior written notice (it being agreed that any such check shall be drawn on a bank that is a member of the Clearing House Payments Company L.L.C. (or any successor thereto) or such other bank as may be reasonably acceptable to Sub-Sublandlord), in equal monthly installments on or prior to the first day of each calendar month during the Sub-Sublease Term, annual fixed rent (“Fixed Rent”) at the following rate: Period Annual Fixed Rent Monthly Installment of Fixed Rent Sub-Sublease Rent Commencement Date – Sub-Sublease Year 5 $5,311,292.00 $442,607.67 Sub-Sublease Year 6 – Sub-Sublease Expiration Date $5,739,622.00 $478,301.83 For purposes of this Sub-Sublease, the first Sub-Sublease Year shall commence on the Sub-Sublease Commencement Date and shall end on the last day of the calendar month in which the first anniversary of the Sub-Sublease Commencement Date occurs, unless the Sub- Sublease Commencement Date is on the first day of a month, in which case the first Sub-Sublease Year shall end on the last day of the calendar month preceding the month in which the first anniversary of the Sub-Sublease Commencement Date occurs. Each succeeding Sub-Sublease Year shall commence on the day following the end of the preceding Sub-Sublease Year and shall extend for twelve (12) consecutive months; provided, however, that the last Sub-Sublease Year shall expire on the Sub-Sublease Expiration Date Notwithstanding the foregoing, so long as this Sub-Sublease is in full force and effect and no default beyond applicable notice and cure periods shall have occurred hereunder and then be continuing, the Fixed Rent shall be abated for the period commencing on the Sub-Sublease Commencement Date and ending on the day immediately preceding the date that is twenty (20) months following the Sub-Sublease Commencement Date (the day following the expiration of such period, the “Sub-Sublease Rent Commencement Date”). In the event that default beyond applicable notice and cure periods shall occur prior to or during the free rent period, Sub-Subtenant shall have no right to further abatement as set forth in this paragraph; provided, however, if Sub- Subtenant shall cure such default prior to the expiration of the free rent period, the free rent period shall resume as of the date of such cure and shall continue thereafter, such that Sub-Subtenant shall receive rent abatement for a full twenty (20) month period, but in no event shall the aggregate amount of the abatement pursuant to this paragraph exceed the aggregate amount of the abatement which would have been applicable but for the occurrence of the default and intervening cure period. In the event this Sub-Sublease terminates or expires at any time prior to the expiration of the free rent period, Sub-Subtenant shall have no claim to any payment of any unutilized abatement.

6 4471628.7 030030-0004-000 As used herein, “Business Day” shall mean all days excluding Saturdays, Sundays and all days observed by either the State of New York or the federal government as legal holidays. B. In addition to the Fixed Rent payable hereunder, Sub-Subtenant covenants and agrees to pay, from and after the Sub-Sublease Commencement Date, the amounts set forth below, all of which amounts shall constitute additional rent under this Sub-Sublease (“Additional Rent”). Except with respect to recurring Additional Rent items, the timing of the payments of which is provided for in Section 5(C) below, Sub-Sublandlord shall bill Sub-Subtenant for each item of Additional Rent (including those items with respect to which Sub-Sublandlord receives a corresponding bill from Landlord) and, subject to Section 5(C) below, Sub-Subtenant shall pay each amount so billed within twenty (20) days after being billed therefor. The Additional Rent items to be paid by Sub-Subtenant are as follows: (i) 100% of the amount by which Sub-Sublandlord’s required payment under Section 5(B)(i) of the Sublease (the “Sublease RET Payment”) exceeds the required Sublease RET Payment for the 2024/2025 Tax Year as finally determined. (ii) 100% of the amount of Sub-Sublandlord’s required payment under Section 5(B)(ii) of the Sublease payable during the Sub-Sublease Term. (iii) 100% of the amount by which Sub-Sublandlord’s required payment under Section 5(B)(iii) of the Sublease (the “Sublease Expense Payment”) exceeds the required Sublease Expense Payment for the 2024 calendar year as finally determined. Promptly following receipt by Sub-Sublandlord, Sub-Sublandlord shall deliver copies of all Statements for which Sub-Sublandlord seeks payment from Sub-Subtenant to Sub-Subtenant that relate to the Sublease Premises and the Sub-Sublease Term, and, together with any information accompanying such Statement that was delivered to Sub-Sublandlord by the Overlandlord in question. (iv) Any and all other charges, fees, sums, costs and/or expenses incurred by Sub-Sublandlord with respect to this Sub-Sublease and/or the Sublease Premises during the Sub- Sublease Term, including, without limitation, those (x) which relate to a request made by or on behalf of Sub-Subtenant for services which are not required to be provided by any Overlandlord without additional charge, and/or (y) except as otherwise provided herein, which are payable under any of the Overleases as a result of any consents required or requests made by Sub-Subtenant hereunder or any other act or omission of Sub-Subtenant or any person or entity acting by, through or under Sub-Subtenant, including, without limitation, charges for overtime air conditioning or heat, above standard cleaning and/or other services to the extent applicable and requested by Sub- Subtenant. No fees charges or expenses paid by Sub-Subtenant directly to an Overlandlord (if any) shall be payable by Sub-Subtenant to Sub-Sublandlord hereunder or otherwise be deemed to constitute Additional Rent due and payable hereunder. (v) Any and all other additional rent and charges assumed by Sub-Subtenant hereunder, including, without limitation, all those set forth in the Overleases as incorporated herein.

7 4471628.7 030030-0004-000 C. (i) Fixed Rent, and recurring monthly installments of Additional Rent, shall be due and payable in equal installments in advance, on or prior to the first (1st) day of each month during the Sub-Sublease Term. If the Sub-Sublease Commencement Date shall be other than the first day of a month, or the Sub-Sublease Expiration Date or sooner termination of the Sub-Sublease Term shall be other than the last day of a month, the monthly installments of Fixed Rent and Additional Rent payable hereunder for any such month shall be pro-rated on a per diem basis based on the actual number of days in such month. (ii) All of the amounts payable by Sub-Subtenant pursuant to this Sub- Sublease, including, without limitation, Fixed Rent, Additional Rent, and all other costs, charges, sums and deposits payable by Sub-Subtenant hereunder (collectively, “Rental”), shall constitute rent under this Sub-Sublease. (iii) In the event of Sub-Subtenant’s failure to pay any Additional Rent when due (taking into account any applicable notice or cure period, if any), Sub-Sublandlord shall have all of the rights and remedies provided for in this Sub-Sublease in the case of Sub-Subtenant’s nonpayment of Fixed Rent. Sub-Sublandlord’s failure during the Sub-Sublease Term to prepare and deliver any statements or bills required to be delivered to Sub-Subtenant hereunder, or Sub- Sublandlord’s failure to make a demand under this Sub-Sublease shall not in any way be deemed to be a waiver of, or cause Sub-Sublandlord to forfeit or surrender its rights to collect any Rental which may have become due pursuant to this Sub-Sublease during the Sub-Sublease Term, unless, with respect to Additional Rent only, such failure continues for more than two (2) years after the later of (i) the Sub-Sublease Expiration Date, (ii) the date such payment was due by Sub- Sublandlord under the Sublease, if applicable, and (iii) the date upon which the invoice or statement in question was delivered to Sub-Sublandlord from the applicable Overlandlord. D. If any statement of Additional Rent due with respect to the Sublease Premises is furnished by Sublandlord to Sub-Sublandlord which shows that there has been an overpayment by Sub-Subtenant of any Additional Rent payable with respect to the Sublease Premises or if Sublandlord shall notify Sub-Sublandlord that Sub-Sublandlord is entitled to a credit against subsequent rent due to a refund of Taxes, Expenses or any other element of Additional Rent payable with respect to the Sublease Premises and as to which Sub-Subtenant paid to Sub- Sublandlord, and if Sublandlord shall actually give Sub-Sublandlord credit therefor under the Sublease as to which Sub-Subtenant paid Additional Rent hereunder, Sub-Sublandlord shall permit Sub-Subtenant on prior notice from Sub-Subtenant to credit the amount of such overpayment or Sub-Subtenant’s portion of such refund, as the case may be, against the next subsequent installment or installments of Additional Rent due under this Sub-Sublease. After the termination of this Sub-Sublease and the payment to Sub-Sublandlord of the balance, if any, of all Rental due hereunder and the surrender of the Sublease Premises to Sub-Sublandlord in the condition required hereunder, Sub-Sublandlord shall promptly pay to Sub-Subtenant the amount of any such refund or credit not previously applied by Sub-Subtenant. E. Notwithstanding anything herein to the contrary, Sub-Subtenant shall pay one month’s Fixed Rent upon the execution of this Sub-Sublease (“Advance Rent”). If the Sub- Sublease Rent Commencement Date is on the first day of a month, the Advance Rent shall be credited towards the first month’s Fixed Rent payment. If the Sub-Sublease Rent Commencement Date is not the first day of a month, then on or prior to the Sub-Sublease Rent Commencement

8 4471628.7 030030-0004-000 Date Sub-Subtenant shall pay Fixed Rent for the period from the Sub-Sublease Rent Commencement Date through the last day of such month, and the Advance Rent shall be credited towards Fixed Rent for the next succeeding calendar month. 6. ELECTRICITY. Electricity shall be provided to the Sublease Premises by Sublandlord pursuant to the terms and conditions of Section 6 of the Sublease and Sub-Subtenant shall pay for all consumption and demand thereof during the Sub-Sublease Term pursuant to the terms and conditions of Section 6 of the Sublease. 7. SUBORDINATION TO AND INCORPORATION OF THE LEASE. A. Subject to the terms of this Sub-Sublease, this Sub-Sublease and all of Sub- Subtenant’s rights hereunder are and shall remain in all respects subject and subordinate to (i) all of the terms, conditions and provisions of the Overleases which includes all amendments, true and complete copies of which (except for the rent and certain other provisions which have been redacted) have been previously delivered to and reviewed by Sub-Subtenant, and Sub-Subtenant hereby acknowledged such receipt, (ii) any and all amendments or modifications to the Overleases or supplemental agreements relating thereto hereafter made, and (iii) the Overleases and any and all matters to which the Overleases are subject and subordinate (including, without limitation, the Net Lease and Leasehold Mortgage) and to any and all matters to which the subtenancy of Sub- Sublandlord, as subtenant under the Sublease, is or may be subordinate. The foregoing provisions shall be self-operative and no further instrument of subordination shall be necessary to effectuate such provisions. B. Subject to the terms of this Sub-Sublease, except to the extent that the same are inapplicable or no longer applicable to the Sublease Premises or to Sub-Sublandlord or as hereinafter expressly provided, all of the terms, covenants and conditions of the Sublease are hereby incorporated herein (together with all terms, covenants and conditions of the Lease as and to the extent incorporated in the Sublease) and hereby made part hereof with the same force and effect as if fully set forth at length herein (such incorporated provisions being referred to as the “Incorporated Provisions”) and shall constitute terms of this Sub-Sublease, so that (i) each and every term, covenant and condition of the Incorporated Provisions inuring to the benefit of Sublandlord, as sublandlord under the Sublease, shall, in respect of this Sub-Sublease, inure to the benefit of Sub-Sublandlord, and (ii) each and every term, covenant and condition of the Incorporated Provisions binding or inuring to the benefit of Sub-Sublandlord, as the subtenant under the Sublease, shall, in respect of this Sub-Sublease, bind or inure to the benefit of Sub- Subtenant, with the same force and effect as if such terms, covenants and conditions were completely set forth at length in this Sub-Sublease, and (A) as if the term “Sub-Sublandlord” herein referred to “Sublandlord” or words of similar import in the Sublease, (B) as if the term “Sub- Subtenant” herein referred to “Subtenant” or words of similar import in the Sublease, (C) [intentionally omitted], (D) as if the term “Fixed Rent” and “Additional Rent” herein referred to “Fixed Rent” and “Additional Rent” or words of similar import in the Sublease, and (E) as if the term “Sub-Sublease” herein referred to the “Sublease” or words of similar import in the Sublease. Notwithstanding anything to the contrary contained herein, the parties agree that the Sections, Articles, Exhibits and amendments of or to the Overleases set forth on Schedule B attached hereto and made a part hereof shall as so indicated thereon (x) not be so incorporated herein by reference, or (y) be modified in the manner set forth on Schedule B. Any disputes under this Section 7(B)

9 4471628.7 030030-0004-000 as to whether, and to the extent, any provision of the Sublease is hereby incorporated may be submitted by either party to arbitration pursuant to the Expedited Procedures set forth in the Real Estate Industry Arbitration Rules promulgated by the American Arbitration Association or its successor for arbitration of commercial disputes prevailing at the time of the dispute in question. C. Per Section 8.06(c) of the Lease, the parties acknowledge and agree that this Sub-Sublease is subject and subordinate to the Overleases and to the matters to which the Overleases are or shall be subordinate, and that, in the event of termination, reentry or dispossession by an Overlandlord under the applicable Overlease, such Overlandlord may, at its option, either terminate this Sub-Sublease or take over all of the right, title and interest of Sub- Sublandlord, as sub-sublandlord, under this Sub-Sublease, and Sub-Subtenant shall, at such Overlandlord’s option, attorn to such Overlandlord pursuant to the then executory provisions of this Sub-Sublease, except that such Overlandlord shall not be liable or bound in any way greater than it would otherwise have been if such Overlandlord had entered into a Subtenant SNDA as set forth in Section 8.01.D of the Lease with Sub-Subtenant. D. In all provisions of the Sublease requiring the subtenant thereunder to take any action within a certain period of time after notice from Sublandlord, then upon notice from any Overlandlord or Sub-Sublandlord to Sub-Subtenant, except as otherwise provided herein, Sub- Subtenant shall take such action on or before the date on which subtenant under the Sublease is required to act. E. Subject to the terms and conditions hereof, Sub-Subtenant acknowledges that the failure of any Overlandlord to provide any services or comply with any obligations under the applicable Overlease (not resulting solely from the wrongful acts or omissions of Sub- Sublandlord or any person or entity acting by, through or under Sub-Sublandlord (except Sub- Subtenant)) shall not entitle Sub-Subtenant to any abatement, offset, or reduction in rent payable hereunder, except as otherwise expressly provided in Section (B)(10) of Schedule B attached hereto. F. Sub-Subtenant shall perform all of its obligations hereunder (including the giving of any notices or making of any demands or exercising of any rights) at such times, by such dates and within the time period as Sub-Sublandlord shall be required to perform its corresponding obligations under the Sublease, subject to any modification of the same as incorporated herein pursuant to Schedule B attached hereto. G. Sub-Sublandlord and Sub-Subtenant shall have the same rights and remedies with respect to a breach of this Sub-Sublease by Sub-Sublandlord or Sub-Subtenant, as applicable, as the “Sublandlord” or “Subtenant”, as applicable, has with respect to a breach of the Sublease, as if the same were more fully set forth at length herein. Such rights and remedies shall be in addition to all other remedies available to Sub-Sublandlord and Sub-Subtenant under this Sub-Sublease and/or at law and/or in equity. Sub-Sublandlord shall not be responsible for any breach of any Overlease by any Overlandlord or any non-performance or non-compliance with any provision thereof by any Overlandlord (subject to the terms of this Sub-Sublease), unless such non-performance results from, or is in connection with the acts or omissions of Sub-Sublandlord or any person or entity acting by, through or under Sub-Sublandlord.

10 4471628.7 030030-0004-000 H. The definitions set forth in the Sublease are incorporated by reference herein to the extent necessary to define terms which are used in provisions of the Sublease that are incorporated by reference herein. All cross-references within the Incorporated Provisions shall remain as cross-references within such Incorporated Provisions and shall not be construed as cross- references to the other provisions of this Sub-Sublease. I. Sub-Sublandlord covenants and agrees with Sub-Subtenant that, so long as no default beyond applicable notice and cure periods by Sub-Subtenant is then continuing, (i) Sub- Sublandlord shall not, by any act, exercise or omission, do or permit to be done anything that would cause the Sublease to be cancelled, terminated or forfeited with respect to the Sublease Premises not resulting from the acts or omission of Sub-Subtenant (which shall not be deemed to include a right of termination by reason of casualty or condemnation, which rights Sub- Sublandlord reserves); (ii) it shall not amend or modify the Sublease in any manner without Sub- Subtenant’s prior written consent (other than amendments or modifications which are required under the Sublease); (iii) it shall pay when due to the Sublandlord all rent and additional rent that is payable pursuant to the terms of the Sublease, and shall timely perform all the other terms, covenants and conditions contained in the Sublease for which Sub-Subtenant is not obligated to perform hereunder; (iv) it will not voluntarily terminate the Sublease with respect to the Sublease Premises prior to the Sub-Sublease Expiration Date (which shall not be deemed to include a right of termination by reason of casualty or condemnation, which rights Sub-Sublandlord reserves); and (v) it agrees to forward to Sub-Subtenant within five (5) Business Days after receipt thereof by Sub-Sublandlord, a copy of each written notice of default received by Sub-Sublandlord in its capacity as subtenant under the Sublease (each, a “Default Notice”). In the event that Sub- Subtenant receives a Default Notice which does not relate to a default arising from or otherwise related to (i) any breach or default caused by Sub-Subtenant, its agents, contractors, servants, sublessees, licensees, employees or invitees, of any of the terms, covenants, conditions, provisions or agreements of the Overleases, (ii) any breach or default hereunder on the part of Sub-Subtenant, and/or (iii) any other acts or omissions of Sub-Subtenant, its agents, contractors, servants, sublessees, licensees, employees or invitees (any such default not arising from or otherwise related to the foregoing, a “Section 7(I) Default”), and Sub-Sublandlord is not otherwise contesting such Section 7(I) Default in good faith, then Sub-Subtenant may give Sub-Sublandlord written notice thereof which notice shall expressly state Sub-Subtenant’s intention to exercise its rights under this Section 7(I). If Sub-Sublandlord fails within ten (10) business days after receipt of such notice to (i) cure the Section 7(I) Default, or (b) initiate the cure thereof (if the Section 7(I) Default is of such a nature that it cannot with reasonable diligence be cured within such period), and diligently take all steps necessary to cure such Section 7(I) Default, then provided and to the extent such Section 7(I) Default may be cured by Sub-Subtenant in compliance with the Overleases and without entering into any agreement, or executing any document, by or on behalf of Sub- Sublandlord, Sub-Subtenant may cure such Section 7(I) Default for the account of Sub- Sublandlord. Sub-Subtenant shall incur only those out-of-pocket costs and expenses as are actually and reasonably necessary under the circumstances in connection therewith. To the extent that Sub- Subtenant incurs any cost or expense in connection with curing a Section 7(I) Default, Sub- Subtenant shall submit to Sub-Sublandlord copies of relevant bills, receipts, invoices and other backup documentation, together with proof of payment thereof, and Sub-Sublandlord shall reimburse Sub-Subtenant for such costs within thirty (30) days after submission of such bills, receipts, invoices, documentation and proof of payment. If Sub-Sublandlord shall fail to reimburse Sub-Subtenant within said thirty (30) day period, then unless Sub-Sublandlord shall be disputing

11 4471628.7 030030-0004-000 Sub-Subtenant’s right to such reimbursement in accordance with Section 7(I), then Sub-Subtenant shall have the right to offset the unpaid amount of the reimbursement in respect of which Sub- Sublandlord has defaulted in paying, together with interest thereon at the annual rate of interest publicly announced from time to time by Citibank, N.A., or its successor, in New York, New York as its “base rate” (or such other term as may be used by Citibank, N.A., from time to time, for the rate presently referred to as its “base rate”) from the date such reimbursement was due until the date offset by Sub-Subtenant, against the next succeeding payments of Rental hereunder. No cure a Section 7(I) Default (as subtenant under the Sublease) by Sub-Subtenant shall be deemed an assumption of Sub-Sublandlord’s other obligations under the Sublease, and no right of Sub- Subtenant hereunder to receive any notice or to cure any Section 7(I) Default shall be deemed to impose any obligation on Sub-Subtenant to cure (or attempt to cure) any such Section 7(I) Default. J. Sub-Subtenant covenants and agrees with Sub-Sublandlord that Sub- Subtenant shall not, by any act, exercise or omission, do or knowingly permit to be done anything that would violate or breach the terms and provisions of the Overleases applicable to the Sub- Sublease Term and incorporated herein by reference or cause the Sublease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in Sublandlord under the Sublease. Sub-Subtenant hereby agrees to comply with all of the terms, conditions, covenants and agreements of the Overleases on the part of the subtenant or tenant, as applicable, therein named in respect of the Sub-Sublease Term and incorporated herein by reference for which Sub- Subtenant is required to comply pursuant to the terms of this Sub-Sublease. 8. QUIET ENJOYMENT. Sub-Sublandlord covenants that so long as this Sub- Sublease is in full force and effect and no default beyond applicable notice and cure periods by Sub-Subtenant is then continuing, Sub-Subtenant shall peaceably and quietly have, hold and enjoy the Sublease Premises during the Sub-Sublease Term without molestation or hindrance by Sub- Sublandlord or by any party claiming by, through or under Sub-Sublandlord, subject to the terms, provisions and conditions of this Sub-Sublease. 9. REPRESENTATIONS, WARRANTIES AND COVENANTS. A. Sub-Sublandlord hereby represents and warrants to Sub-Subtenant that (i) Sub-Sublandlord has full right, power and authority to enter into this Sub-Sublease and its entry into this Sub-Sublease has been duly authorized by all necessary action, subject to the terms, provisions and requirements of the Sublease; (ii) it is the holder of the interest of the subtenant under the Sublease with respect to the Sublease Premises; (iii) the Sublease is in full force and effect and the current term thereof expires on or after the Sub-Sublease Expiration Date (subject to the terms thereof and hereof); (iv) it has delivered to Sub-Subtenant a true and complete copy of the Sublease, which Sublease (together with Landlord’s Agreement) constitutes the entire agreement between Sub-Sublandlord and Sublandlord with respect to the Sublease Premises from which there has been redacted certain economic provisions; (v) it has delivered to Sub-Subtenant a true and complete copies of the Overleases (as redacted); (vi) Sub-Sublandlord has not received any notice of default under the Sublease from Sublandlord which remains uncured; (vii) to Sub- Sublandlord’s knowledge, no material default under the Sublease exists on the part of Sublandlord or Subtenant; (viii) to Sub-Sublandlord’s knowledge, no material default under either Overlease exists on the part of the applicable Overlandlord; and (iv) to Sub-Sublandlord’s knowledge, no

12 4471628.7 030030-0004-000 consents or approvals other than that of the Overlandlords are required in order for Sub- Sublandlord to consummate with Sub-Subtenant the transaction described in this Sub-Sublease. B. Sub-Subtenant hereby represents and warrants to Sub-Sublandlord that (i) Sub-Subtenant has full right, power and authority to execute, deliver and perform this Sub- Sublease and its entry into this Sub-Sublease has been duly authorized by all necessary action, subject to the terms, provisions and requirements of the Sublease, (ii) the person executing this Sub-Sublease on behalf of Sub-Subtenant is authorized to do so, and (iii) Sub-Subtenant has received and reviewed copies of the Overleases delivered to Sub-Subtenant by Sub-Sublandlord. 10. LANDLORD’S OBLIGATIONS. A. Except as otherwise expressly provided herein, Sub-Sublandlord shall in no event be liable to Sub-Subtenant because of any failure or delay on any Overlandlord’s part in furnishing any services or performing any obligations required to be provided or performed by any Overlandlord under the applicable Overlease, unless such failure is solely due to the wrongful acts or omissions of Sub-Sublandlord or any person or entity acting by, through or under Sub- Sublandlord (except Sub-Subtenant) and Sub-Subtenant is adversely affected thereby. The representations of the Overlandlords are not the representations of Sub-Sublandlord. Sub- Subtenant shall be entitled to receive all Building services provided by the Overlandlords pursuant to the terms and conditions of the Sublease to the extent applicable to the Sublease Premises and Sub-Sublease Term (subject to the terms of Schedule B attached hereto). Sub-Sublandlord makes no representation that any Overlandlord will provide any or all of the services, utilities and/or repairs referred to in the Overleases. If there shall exist a bona fide dispute with an Overlandlord under the terms, covenants, conditions, provisions and agreements of the applicable Overlease or any Overlandlord is failing to perform an obligation under the applicable Overlease that is adversely affecting Sub-Subtenant, and Sub-Subtenant notifies Sub-Sublandlord in writing thereof, then Sub-Sublandlord shall (x) notify Sublandlord of such default or dispute in Sub- Sublandlord’s name on Sub-Subtenant’s behalf within ten (10) days and (y) use reasonable efforts to cause Sublandlord to comply (or use reasonable efforts to cause Sublandlord to use reasonable efforts to cause Landlord to comply) (provided, however, in no event shall Sub-Sublandlord be required to bring or threaten litigation, arbitration and/or any other type of action or proceeding), provided, however, Sub-Subtenant shall reimburse Sub-Sublandlord for all reasonable out-of- pocket costs and expenses actually incurred by Sub-Sublandlord (without profit or mark-up) in connection with the foregoing clauses (x) and (y) within thirty (30) days following written demand therefor, accompanied by reasonably substantiating evidence of such costs and expenses. Sub- Subtenant shall be entitled, at its sole cost and expense, to participate with Sub-Sublandlord in the enforcement of Sub-Subtenant’s rights against Sublandlord. If, after thirty (30) days’ written request from Sub-Subtenant, Sub-Sublandlord shall fail or refuse to take appropriate action for the enforcement of Sub-Sublandlord’s rights against Sublandlord with respect to the Sublease Premises, Sub-Subtenant shall have the right, as its sole and exclusive remedy therefore, and at its sole cost and expense, to take such action in its own name, and for such purpose and only to the extent all of Sub-Sublandlord’s rights under the Sublease are hereby conferred upon and assigned to Sub-Subtenant, and Sub-Subtenant hereby is subrogated to such rights to the extent that the same shall apply to the Sublease Premises.

13 4471628.7 030030-0004-000 B. Sub-Sublandlord and Sub-Subtenant agree that Sub-Subtenant may upon prior notice to Sub-Sublandlord and provided no default by Sub-Subtenant then exists hereunder and such Overlandlord so agrees to such direct dealing with no adverse affect on Sub-Sublandlord, deal directly with the Overlandlords (and/or the manager of the Building) with respect to requesting overtime services and other services provided by or through any Overlandlord within the Sublease Premises, provided that if an Overlandlord shall issue bills for such services directly to Sub-Sublandlord, Sub-Sublandlord shall then bill Sub-Subtenant (without mark up by Sub- Sublandlord), and Sub-Subtenant shall be responsible for paying Sub-Sublandlord for any charges incurred by Sub-Sublandlord in connection with such services as reflected in such bills as Additional Rent hereunder. 11. INDEMNIFICATION. A. Sub-Subtenant shall indemnify, defend and hold harmless Sub-Sublandlord (which term for purposes of this Section 11 includes Sub-Sublandlord’s partners, members, directors, officers, employees and stockholders) from and against any and all losses, costs, fees, sums, charges, damages, judgments, expenses and liabilities (including, but not limited to, reasonable attorneys’ fees and disbursements and litigation expenses) which Sub-Sublandlord may incur or sustain by reason of (i) Sub-Subtenant’s use and occupancy of or activities at the Sublease Premises or the Building during the Sub-Sublease Term (and during any period of use or occupancy outside of the Sub-Sublease Term), (ii) any breach or default caused by Sub-Subtenant, its agents, contractors, servants, sublessees, licensees, employees or invitees, of any of the terms, covenants, conditions, provisions or agreements of the Overleases, (iii) any breach or default hereunder on the part of Sub-Subtenant, (iv) any work performed by or through Sub-Subtenant or any of its agents, contractors, servants, employees, visitors, invitees, licensees or subtenants in, to and about the Sublease Premises during the Sub-Sublease Term (and during any period of use or occupancy outside of the Sub-Sublease Term), (v) any negligence or willful misconduct on the part of Sub-Subtenant, its agents, contractors, servants, employees, visitors, invitees, licensees or subtenants in or about the Building during the Sub-Sublease Term (and during any period of use or occupancy outside of the Sub-Sublease Term), and (vi) any obligation Sub-Sublandlord may have to indemnify the Overlandlords under the Overleases. In the event that any action or proceeding is brought against Sub-Sublandlord or in connection with any of the aforementioned matters, Sub-Subtenant, upon written notice from Sub-Sublandlord shall, at Sub-Subtenant’s expense, resist or defend such action or proceeding by counsel first approved by Sub-Sublandlord, which approval shall not be unreasonably withheld (with Sub-Sublandlord acknowledging that any attorney engaged by Sub-Subtenant’s insurance company shall be deemed to be acceptable to Sub- Sublandlord). B. Sub-Sublandlord agrees to indemnify, defend and hold harmless Sub- Subtenant (which term for purposes of this Section 11 includes Sub-Subtenant’s partners, members, directors, officers, employees and stockholders) from and against any and all losses, costs, fees, sums, charges, damages, judgments, expenses and liabilities (including, but not limited to, reasonable attorneys’ fees and disbursements and litigation expenses) which Sub-Subtenant may incur or sustain by reason of (i) any negligent act or omission of Sub-Sublandlord or any of its employees, invitees, agents or contractors within the Sublease Premises and during the Sub- Sublease Term, whether resulting in injury or death to persons or damage to property or otherwise, and (ii) any breach, violation or nonperformance by Sub-Sublandlord of any term, covenant,

14 4471628.7 030030-0004-000 condition or agreement in this Sub-Sublease or the Sublease required to be fulfilled, kept, observed or performed by Sub-Sublandlord (and not otherwise resulting from the acts or omissions of Sub- Subtenant or anyone acting by or through Sub-Subtenant and/or not the requirement of Sub- Subtenant to be fulfilled pursuant to this Sub-Sublease). In the event that any action or proceeding is brought against Sub-Subtenant or in connection with any of the aforementioned matters, Sub- Sublandlord, upon written notice from Sub-Subtenant shall, at Sub-Sublandlord’s expense, resist or defend such action or proceeding by counsel first approved by Sub-Subtenant, which approval shall not be unreasonably withheld (with Sub-Subtenant acknowledging that any attorney engaged by Sub-Sublandlord’s insurance company shall be deemed to be acceptable to the Sub-Subtenant). C. In no event shall Sub-Sublandlord or Sub-Subtenant be liable to the other for loss of business or any consequential, special or punitive damages, provided, however, with respect to Sub-Subtenant only, (x) the foregoing shall not exclude liability for any consequential, special or punitive damages as a result of Sub-Subtenant’s holding over in all or any portion of the Sublease Premises to the extent the same are payable under the Sublease and (y) no amount due to any Overlandlord under any Overlease to the extent arising from any act or omission or breach of this Sub-Sublease by or through Sub-Subtenant or any breach of the Overleases caused by Sub- Subtenant, or any person or entity acting by, through or under Sub-Subtenant, shall be deemed to be consequential, special or punitive damages for purposes hereof. D. The provisions of this Section 11 shall survive the expiration or earlier termination of this Sub-Sublease. 12. INITIAL ALTERATIONS; CONDITIONAL RENT CREDIT. A. Sublandlord acknowledges and agrees that Sub-Subtenant plans to perform certain Alterations in connection with Subtenant’s initial occupancy of the Sublease Premises (the “Initial Alterations”), which Initial Alterations shall be performed in accordance with the terms and conditions of the Sublease. B. Notwithstanding anything to the contrary set forth herein, provided that (i) this Sub-Sublease is in full force and effect, (ii) no default beyond applicable notice and cure periods then exists, and (iii) Sub-Subtenant has fulfilled its obligations under Sections 12(C) and 12(D) below, Sub-Subtenant shall receive an aggregate credit equal to the amounts theretofore expended by Sub-Subtenant in the performance of the Initial Alterations (as certified by an officer of Sub-Subtenant and by Sub-Subtenant’s independent architect in the requisition (the “Requisition”)) to Sub-Subtenant’s contractors, subcontractors and material suppliers up to the aggregate amount of $1,713,320.00 (the “Conditional Rent Credit Amount”), to be applied (until fully applied) against the Rental due under this Sub-Sublease for the consecutive calendar months occurring immediately after the later of (x) the date that Sub-Subtenant has satisfied its obligations under Sections 12(C) and 12(D) below, and (y) the Sub-Sublease Rent Commencement Date (the “Conditional Rent Credit”). C. Sub-Subtenant shall have the right to expend, prior to the date that is thirty (30) months following the Sub-Sublease Commencement Date (the “Outside TIA Date”), all or a portion of the Conditional Rent Credit Amount toward payment of the cost of the Initial Alterations solely on account of labor directly related to the Initial Alterations and materials

15 4471628.7 030030-0004-000 delivered to the Sublease Premises in connection with the Initial Alterations (excluding any “soft costs“ and Sub-Subtenant’s personal property, except that Sub-Subtenant may apply up to twenty percent (20%) of the Conditional Rent Credit Amount to pay “soft costs” incurred in connection with the Initial Alterations, which shall be limited to the actual architectural, consulting, permit, space planning, project management and engineering fees incurred by Sub-Subtenant in connection therewith and the costs of installing cabling and wiring in the Sublease Premises). Notwithstanding the foregoing, upon the completion of the Initial Alterations and satisfaction of the conditions set forth in this Section 12(C) and Section 12(D), or upon the occurrence of the Outside TIA Date, whichever first occurs, any amount of the Conditional Rent Credit for which Sub-Subtenant has not submitted a Requisition and all other deliverables required by Section 12(D) below (all in the form herein required) shall be retained by Sub-Sublandlord and Sub- Subtenant shall have no right (by rent credit or otherwise) to the amount so retained. D. After completion of the Initial Alterations prior to the Sub-Sublease Rent Commencement Date, and in addition to the conditions set forth above, as a further condition precedent to receiving the Conditional Rent Credit in the applicable Conditional Rent Credit Amount, Sub-Subtenant shall submit to Sub-Sublandlord (i) the Requisition, (ii) a certification from Sub-Subtenant’s architect or project manager that the Initial Alterations have been completed in accordance with the plans and specifications approved by Sub-Sublandlord and the Overlandlords, (iii) proof of the satisfactory completion of all required inspections and issuance of any required approvals, permits and sign-offs for the Initial Alterations by governmental authorities having jurisdiction thereover, (iv) final “as-built” plans and specifications for the Initial Alterations, (v) issuance of final lien waivers by all contractors, subcontractors and material suppliers covering all of the Initial Alterations and (vi) a request for payment from Sub- Subtenant’s architect accompanied by AIA Forms G701 (if applicable), G702 and G703 signed by Sub-Subtenant’s architect. 13. INSURANCE. A. During the Sub-Sublease Term, Sub-Subtenant, at its sole cost and expense, shall provide and maintain all insurance required to be carried by Sub-Sublandlord under the Sublease, all in conformity with the provisions of the Sublease which shall include, without limitation, coverage of replacement value of any and all existing leasehold improvements, regardless of whether such improvements were or are installed by any Overlandlord, Sub- Sublandlord or Sub-Subtenant. Sub-Subtenant shall cause Sub-Sublandlord and each Overlandlord to be included as additional insureds in said policy or policies which shall contain provisions, if and to the extent available, that it or they will not be cancellable except upon at least thirty (30) days' prior notice to all named insureds, and that the act or omission of one insured will not invalidate the policy as to the other insureds. Sub-Subtenant shall furnish to Sub-Sublandlord a certificate of insurance confirming that all such insurance is in effect at or before the Sub- Sublease Commencement Date and, on request, at reasonable intervals thereafter. B. Nothing contained in this Sub-Sublease shall relieve Sub-Subtenant from liability that may exist as a result of damage from fire or other casualty, but each party shall look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty. To the extent that such insurance is in force and collectible and to the extent permitted by law, Sub-Sublandlord and Sub-Subtenant each

16 4471628.7 030030-0004-000 hereby releases and waives all right of recovery against the other or anyone claiming through or under the other by way of subrogation or otherwise. The foregoing release and waiver shall be in force only if the insurance policies of Sub-Sublandlord and Sub-Subtenant provide that such release or waiver does not invalidate the insurance. Each party agrees to use reasonable efforts to include in its applicable insurance policies such a provision. If the inclusion of said provision would involve an additional expense, either party, at its expense, may require such provision to be inserted in the other’s policy. C. Sub-Subtenant hereby releases the Overlandlords or anyone claiming through or under any Overlandlord by way of subrogation or otherwise to the extent that Sub- Sublandlord released the Overlandlords or the Overlandlords were relieved of liability or responsibility pursuant to the provisions of the applicable Overlease, and Sub-Subtenant will cause its insurance carriers to include any clauses or endorsements in favor of the Overlandlord which Sub-Subtenant is required to provide pursuant to the provisions of the applicable Overleases. 14. BROKER. Sub-Sublandlord and Sub-Subtenant each represents and warrants to the other that it has not dealt with any broker in connection with this Sub-Sublease other than Colliers International and Savills Inc. (collectively, the “Brokers”). Sub-Sublandlord agrees to pay the Brokers a commission pursuant to a separate agreement(s). Each of Sub-Sublandlord and Sub-Subtenant hereby indemnifies and agrees to hold the other harmless from and against any and all loss, damage, claim, liability, cost or expense (including, but not limited to, reasonable attorneys’ fees, expenses and court costs including in enforcing the foregoing indemnification) arising out of or in connection with any claim of or liability to any broker, finder or like agent (other than the Brokers) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Sub-Sublease or any breach of the foregoing representation and warranty by such party. The provisions of this Section 14 shall survive the expiration or earlier termination of this Sub-Sublease. 15. NOTICES. The provisions of Article 24 of the Lease (to the extent incorporated by reference herein) shall be deemed incorporated herein with respect to the giving of any notices, consents, approvals or other communications (collectively a “Notice”) required to be given under this Sub-Sublease or pursuant to law; provided however that Notices to Sub-Sublandlord shall be sent to Spotify USA Inc., 4 World Trade Center, 150 Greenwich Street, New York, New York 10007, Attention: General Counsel, with copies sent to (i) Spotify USA Inc., 4 World Trade Center, 150 Greenwich Street, New York, New York 10007, Attention: Director of Real Estate Leasing, (ii) Spotify Technology S.A., 42-44 Avenue De La Gare, L-1610 Luxembourg, Attention: General Counsel, and (iii) Davis+Gilbert LLP, 1675 Broadway, New York, New York 10019, Attention: Mark E. Maltz, Esq., and copies of all notices shall also be sent by email to legalnotice@spotify.com and real-estate@spotify.com, and Notices to Sub-Subtenant shall be sent to Duolingo, Inc., 141 S. St. Clair Street, Pittsburgh, PA 15206, with a copy to K&L Gates LLP, 210 Sixth Avenue, Pittsburgh, PA 15222, Attn: David Lehman, Esq. (or at such other addresses as Sub-Sublandlord or Sub-Subtenant shall hereafter specify by five (5) days’ prior Notice given and received in the manner provided for in this Section 15 to the other party). Notwithstanding anything to the contrary contained in the Lease, as between Sub-Sublandlord and Sub-Subtenant only, Notices shall also be deemed delivered upon rejection of delivery by the intended recipient.

17 4471628.7 030030-0004-000 16. CONSENT. Subject to the terms of this Sub-Sublease, in any case where this Sub- Sublease (including the provisions of the Sublease which are incorporated by reference (as to the extent so incorporated and/or modified herein)) expressly requires Sub-Subtenant to obtain the consent or approval of any Overlandlord, whether prior to the taking of any action or otherwise, Sub-Subtenant shall obtain (at the time required) the consent or approval of Sub-Sublandlord and the applicable Overlandlord(s). Sub-Sublandlord shall use all commercially reasonable efforts to obtain the consent or approval of the applicable Overlandlord when the same is required (provided, however, in no event shall Sub-Sublandlord be required to bring or threaten litigation, arbitration and/or any other type of action or proceeding), provided, however, Sub-Subtenant shall reimburse Sub-Sublandlord for all reasonable out-of-pocket costs and expenses actually incurred by Sub- Sublandlord (without profit or mark-up) in connection with the foregoing within thirty (30) days following written demand therefor, accompanied by reasonably substantiating evidence of such costs and expenses. If, after thirty (30) days’ written request from Sub-Subtenant, Sub-Sublandlord shall fail or refuse to take commercially reasonable efforts in requesting the consent or approval of any Overlandlord, Sub-Subtenant shall have the right, as its sole and exclusive remedy therefore, and at its sole cost and expense, to take such action in its own name, and for such purpose and only to the extent all of Sub-Sublandlord’s rights under the Sublease are hereby conferred upon and assigned to Sub-Subtenant, and Sub-Subtenant hereby is subrogated to such rights to the extent that the same shall apply to the Sublease Premises. Notwithstanding anything to the contrary contained herein, consents and approvals of Sub-Sublandlord hereunder shall not be unreasonably withheld, conditioned or delayed. Sub-Sublandlord shall not be deemed to have unreasonably withheld, conditioned or delayed its consent to any matter if any Overlandlord’s consent to the matter requested is required by the applicable Overlease and if any such Overlandlord shall have withheld, conditioned or delayed its consent to such matter or if Sub-Sublandlord will be adversely affected thereby. 17. SURRENDER OF SUBLEASE PREMISES. Sub-Subtenant acknowledges and agrees that the Sublease Premises must be surrendered to Sub-Sublandlord on the Sub-Sublease Expiration Date or sooner termination of the Sub-Sublease Term, in the condition required by Section 22.01 of the Lease. If the Sublease Premises is not timely surrendered in the required condition, then Sub-Subtenant shall be liable for (x) with respect to any portion of such holdover (if any) occurring prior to the expiration of the Sublease, all amounts payable under Section 22.02 of the Lease, as incorporated herein (provided, for the avoidance of doubt, holdover amounts due during this period shall be calculated based on Fixed Rent due under this Sub-Sublease, rather than any amounts due under the Sublease), and (y) with respect to any portion of such holdover (if any) occurring after the expiration of the Sublease, all amounts owed to the Overlandlords due to such holdover under Section 22.02 of the Lease. Notwithstanding anything to the contrary contained herein, Sub-Subtenant shall have no end of term restoration or removal obligations with respect to any Alteration existing in the Sublease Premises on the date hereof (including, without limitation, any Non-Standard Installations therein on the date hereof). 18. SECURITY DEPOSIT. A. Sub-Subtenant shall deliver to Sub-Sublandlord, upon Sub- Subtenant’s execution of this Sub-Sublease, a Letter of Credit (as hereinafter defined) in the amount of $2,655,646.00 as security and a guaranty for the faithful performance and observance by Sub-Subtenant of the terms, covenants and conditions of this Sub-Sublease. The letter of credit

18 4471628.7 030030-0004-000 shall be in the form of a clean, irrevocable, non-documentary and unconditional stand-by letter of credit (the “Letter of Credit”) issued by and drawable upon any commercial bank, trust company, national banking association or savings and loan association with offices for banking purposes in the City of New York (the “Issuing Bank”) which has outstanding unsecured, uninsured and unguaranteed indebtedness that is then rated, without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation, “A” or better by Moody’s Investors Service and “A” or better by Standard & Poor’s Rating Service, and has combined capital, surplus and undivided profits of not less than $2,000,000,000. The Letter of Credit shall (a) name Sub- Sublandlord as beneficiary, (b) have a term of not less than one year, (c) permit multiple drawings, (d) be fully transferable by Sub-Sublandlord without the payment of any fees or charges by Sub- Sublandlord, and (e) otherwise be in form and content satisfactory to Sub-Sublandlord. If upon any transfer of the Letter of Credit any fees or charges shall be so imposed, then such fees or charges shall be payable solely by Sub-Subtenant and the Letter of Credit shall specify that it is transferable without charge to Sub-Sublandlord. If Sub-Sublandlord pays any such fees or charges, Sub-Subtenant shall reimburse Sub-Sublandlord therefor upon demand. The Letter of Credit and any confirmation thereof shall provide that it shall be automatically renewed (and confirmed, if required), without amendment or need for any other action, for consecutive periods of one year each thereafter during the Sub-Sublease Term (and in no event shall the Letter of Credit expire prior to the forty-fifth (45th) day following the Sub-Sublease Expiration Date) unless the Issuing Bank sends notice (the “Non-Renewal Notice”) to Sub-Sublandlord by registered or certified mail, return receipt requested, not less than forty-five (45) days next preceding the then expiration date of the Letter of Credit stating that the Issuing Bank has elected not to renew the Letter of Credit. The Issuing Bank shall agree with all beneficiaries, drawers, endorsers, transferees and bona fide holders that drafts drawn under and in compliance with the terms of the Letter of Credit will be duly honored upon presentation to the Issuing Bank at an office location in New York, New York. The Letter of Credit shall be subject in all respects to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590. B. If (a) a default beyond applicable notice and cure periods by Sub-Subtenant occurs in the payment or performance of any of the terms, covenants or conditions of this Sub- Sublease, including the payment of Rental, (b) Sub-Subtenant fails to make any installment of Rental as and when due, (c) Sub-Sublandlord receives a Non-Renewal Notice or (d) the credit rating of the Issuing Bank has been downgraded below the rating specified above and Sub- Subtenant has failed to deliver a new Letter of Credit from a bank with a credit rating meeting the standard specified above and otherwise meeting the requirements set forth in this Section 18 within thirty (30) days following written notice from Sub-Sublandlord, Sub-Sublandlord shall have the right by sight draft to draw, at its election, all or a portion of the proceeds of the Letter of Credit and thereafter hold, use, apply, or retain the whole or any part of such proceeds, (x) to the extent required for the payment of any Rental or any other sum as to which Sub-Subtenant is in default including (i) any sum which Sub-Sublandlord may expend or may be required to expend by reason of Sub-Subtenant’s default, and/or (ii) any damages to which Sub-Sublandlord is entitled pursuant to this Sub-Sublease, whether such damages accrue before or after summary proceedings or other reentry by Sub-Sublandlord and/or (y) as cash proceeds to guaranty Sub-Subtenant’s obligations hereunder, unless and until Sub-Subtenant delivers to Sub-Sublandlord a substitute Letter of Credit which meets the requirements of this Section 18, provided at such time no default by Sub- Subtenant has occurred and is continuing, in which event Sub-Sublandlord shall have no obligation to accept such substitute Letter of Credit and shall have the right to retain the cash proceeds. If

19 4471628.7 030030-0004-000 Sub-Sublandlord applies any part of the cash proceeds of the Letter of Credit, Sub-Subtenant shall promptly thereafter amend the Letter of Credit to increase the amount thereof by the amount so applied or provide Sub-Sublandlord with an additional Letter of Credit in the amount so applied so that Sub-Sublandlord shall have the full amount thereof on hand at all times during the Sub- Sublease Term. If Sub-Subtenant shall comply with all of the terms, covenants and conditions of this Sub-Sublease, the Letter of Credit or the cash proceeds thereof then being held by Sub- Sublandlord as cash collateral, as the case may be, shall be returned to Sub-Subtenant after the Sub-Sublease Expiration Date and after delivery of possession of the Sublease Premises to Sub- Sublandlord in the manner required by this Sub-Sublease. C. Upon an assignment of Sub-Sublandlord’s interest in the Sublease, Sub- Sublandlord shall transfer the Letter of Credit or the cash proceeds to its transferee. With respect to the Letter of Credit, within ten (10) days after notice of such transfer, Sub-Subtenant, at its sole cost, shall (if required by Sub-Sublandlord) arrange for the transfer of the Letter of Credit to the new sub-sublandlord, as designated by Sub-Sublandlord in the foregoing notice or have the Letter of Credit reissued in the name of the new sub-sublandlord. Upon such transfer, Sub-Subtenant shall look solely to the new sub-sublandlord for the return of the Letter of Credit or the cash proceeds and thereupon Sub-Sublandlord shall without any further agreement between the parties be released by Sub-Subtenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the Letter of Credit or the cash proceeds to a new sub-sublandlord. Sub-Subtenant shall not assign or encumber or attempt to assign or encumber the Letter of Credit or the cash proceeds and neither Sub-Sublandlord nor its successors or assigns shall be bound by any such action or attempted assignment, or encumbrance. D. Upon execution of this Sub-Sublease and notwithstanding anything to the contrary contained herein, Sub-Subtenant shall be permitted to deposit a cash security deposit in the amount of $2,655,646.00 (the "Cash Security") with Sub-Sublandlord in lieu of the Letter of Credit, which Sub-Sublandlord shall hold as security for the faithful performance and observance by Sub-Subtenant of the terms, covenants and conditions of this Sub-Sublease as if proceeds of the Letter of Credit. On or before forty-five (45) days after the Required Consents are received, Sub-Subtenant shall deliver the Letter of Credit to Sub-Sublandlord in the form required by this Sub-Sublease. Upon receipt of the Letter of Credit, Sub-Sublandlord shall promptly return the Cash Security to Sub-Subtenant. In the event that Sub-Subtenant fails to timely replace the Cash Security with the Letter of Credit, Sub-Sublandlord shall continue to hold the Cash Security as security under this Sub-Sublease. Sub-Sublandlord shall not be required to deposit the Cash Security into an interest bearing account. 19. RIGHT OF FIRST OFFER. A. As used herein, “Offer Space” means any full floor of the Building directly leased by Sub-Sublandlord, as tenant, from Landlord, as landlord, pursuant to the Spotify Lease between the sixty-second (62nd) and seventy-second (72nd) floors of the Building (both floors inclusive). As hereinafter used in this Section 19, the terms “such Offer Space” and “applicable Offer Space” and “Offer Space” shall refer to the particular full floor or floors Offer Space that is set forth in the applicable Offer Notice from time to time.

20 4471628.7 030030-0004-000 B. Provided at the time in question (i) this Sub-Sublease shall be in full force and effect, (ii) the Sub-Subtenant named herein (i.e., Duolingo, Inc.) (the “Named Sub- Subtenant”) shall not have assigned this Sub-Sublease (except to a Successor), (iii) the Named Sub-Subtenant and/or a Successor thereto occupies all of the Sublease Premises, (iv) there has been no adverse change to the financial condition of the Named Sub-Subtenant from the date of this Sub-Sublease, and (v) no default shall have occurred and be continuing under this Sub- Sublease beyond applicable notice and cure periods (collectively, the “Exercise Conditions”), if at any time during the Sub-Sublease Term, Sub-Sublandlord intends to sublease any Offer Space to any third party (other than a Permitted Entity or Space Occupant as defined in, and in accordance with the terms and conditions of, the Spotify Lease), Sub-Sublandlord shall give to Sub-Subtenant notice (each, an “Offer Notice”) thereof, specifying (A) the floor or floors comprising, and rentable square footage of, such Offer Space, (B) the term (which, for purposes of clarity, does not need to be coterminous with the Sub-Sublease Term) and economic terms on which Sub- Sublandlord would be willing to sublease such Offer Space to Sub-Subtenant (the “Economic Terms”), (C) the date or estimated date that such Offer Space has or shall become available for sublease by Sub-Subtenant pursuant to the terms hereof, and (D) such other terms and conditions on which Sub-Sublandlord would be willing to sublease such Offer Space to Sub-Subtenant. C. Subject to the terms and conditions hereof, provided that on the date that Sub-Subtenant exercises the applicable Offer Space Option (as hereinafter defined) the Exercise Conditions are satisfied, Sub-Subtenant shall have the option (each, an “Offer Space Option”), exercisable by notice (each, an “Acceptance Notice”) given to Sub-Sublandlord on or before the date that is ten (10) business days after the giving of the applicable Offer Notice (time being of the essence) to sublease the Offer Space in question. If Sub-Subtenant elects to exercise the Offer Space Option, Sub-Subtenant is required to exercise the Offer Space Option for the entire applicable Offer Space described in the applicable Offer Notice. Promptly following Sub- Sublandlord’s receipt of the applicable Acceptance Notice, Sub-Sublandlord shall deliver to Sub- Subtenant (each such date of delivery, a “Proposed Sublease Delivery Date”) a draft sublease reflecting the applicable Offer Space and Economic Terms (each, a “Proposed Sublease”) and a redacted copy of the Spotify Lease for Sub-Subtenant’s review. The Proposed Sublease shall require a security deposit, in the form of a Letter of Credit (or amendment to an existing Letter of Credit provided under a previously consummated Proposed Sublease) complying with the terms of Section 18 above (or, in the case of an amendment, in form reasonably acceptable to Sub- Sublandlord), in an amount equal to six (6) months of the Fixed Rent in respect of the applicable Offer Space (or, in the case of an amendment, increasing the amount of the appliable existing Letter of Credit by six (6) months of the Fixed Rent in respect of the applicable Offer Space) (each, an “Offer Space Letter of Credit”). Within ten (10) business days after Sub-Subtenant’s receipt of the Proposed Sublease, time being of the essence, Sub-Subtenant shall deliver to Sub- Sublandlord either (x) a duly executed counterpart of the Proposed Sublease (each, a “Sub- Subtenant Counterpart”) and an original Offer Space Letter of Credit, or (y) commercially reasonable comments to the non-economic legal provisions of Proposed Sublease (each, a “Sublease Comment Set”) (with the understanding that Sub-Subtenant shall have no right to comment on any economic or non-legal provisions thereof). If Sub-Subtenant fails to timely deliver an Acceptance Notice, Sub-Subtenant Counterpart, Offer Space Letter of Credit and/or Sublease Comment Set, then, in any such case, Sub-Subtenant shall be deemed to have waived the Offer Space Option for such Offer Space. If Sub-Subtenant submits a Sublease Comment Set, then the parties shall negotiate in good faith until such time as a form of Proposed Sublease shall

21 4471628.7 030030-0004-000 have been finally agreed upon and mutually executed and delivered, provided, however, (x) Sub- Subtenant shall have no ability to negotiate any economic or non-legal provisions thereof, and (y) if a Sub-Subtenant Counterpart of a form of Proposed Sublease agreed upon by Sub-Sublandlord, together with the requisite Offer Space Letter of Credit, is not received by Sub-Sublandlord within thirty (30) days following the Proposed Sublease Delivery Date, then, at any time thereafter, Sub- Sublandlord shall have the right, in its sole discretion, to cease negotiations and render the Offer Space Option with respect to the Offer Space in question to be null and void and of no further force or effect, after which Sub-Sublandlord shall be free to sublease such Offer Space to any third-party without the provisions of this Section 19 applying thereto. Notwithstanding anything to the contrary, in the event that Sub-Subtenant has exercised an Offer Space Option and Sub- Sublandlord and Sub-Subtenant have mutually executed and delivered a Proposed Sublease in respect thereof, and thereafter Sub-Sublandlord intends to sublease any additional Offer Space to any third party (other than a Permitted Entity or Space Occupant as defined in, and in accordance with the terms and conditions of, the Spotify Lease), then, in lieu of a Proposed Sublease, Sub- Sublandlord may deliver to Sub-Subtenant with the applicable Offer Notice a draft amendment to the Proposed Sublease then in place (and, in such event, references to “Proposed Sublease” herein shall be deemed to refer to such amendment). D. This Section 19(D) shall apply if a Proposed Sublease is mutually executed and delivered and Sub-Sublandlord has received the applicable original Offer Space Letter of Credit. Notwithstanding anything to the contrary, each Proposed Sublease is conditioned upon receipt of, and shall become effective only if, the written consent thereto of Landlord is obtained (or is deemed to have been obtained pursuant to the Spotify Lease) (the “Required Option Consent”). Upon execution and delivery of the Proposed Sublease by Sub-Sublandlord and Sub- Subtenant and Sub-Sublandlord’s receipt of the first month’s rent thereunder and the applicable original Offer Space Letter of Credit (the date upon which all such conditions are satisfied, each, a “Proposed Sublease Delivery Date”), Sub-Sublandlord shall (to the extent not already requested) promptly request the consent of Landlord to the Proposed Sublease. Sub-Subtenant agrees to provide such information in connection with such request as Landlord shall reasonably request and to execute and deliver any consent document required by Landlord in connection with Landlord’s consent to such Proposed Sublease. If the Required Option Consent is not obtained (or deemed to have been obtained) within ninety (90) days following the applicable Proposed Sublease Delivery Date, then either party may cancel the Proposed Sublease in question by giving written notice to the other party of its election to cancel. If Sub-Subtenant does not give notice to cancel within ten (10) days following the expiration of said ninety (90) day period, time being of the essence, then Sub-Subtenant shall have no further right to cancel the applicable Proposed Sublease pursuant to this Section 19(D). Upon a party’s receipt of a valid notice of cancellation, the applicable Proposed Sublease shall be null and void. Further, if Landlord shall notify Sub- Sublandlord that it will not consent to the applicable Proposed Sublease, and Sub-Sublandlord is not disputing same pursuant to the terms of the Lease, then Sub-Sublandlord will promptly notify Sub-Subtenant of such fact and thereupon the applicable Proposed Sublease shall be null and void. In the event that the applicable Proposed Sublease shall be voided pursuant to this Section 19(D), then promptly following such voidance, Sub-Sublandlord shall return to Sub-Subtenant the first month’s rent thereunder and the applicable original Offer Space Letter of Credit, each, as and to the extent received by Sub-Sublandlord. No voidance of any Proposed Sublease shall affect this Sub-Sublease or any Proposed Sublease that had previously been consummated.

22 4471628.7 030030-0004-000 E. If Sub-Subtenant fails timely to give an Acceptance Notice, Sub-Subtenant Counterpart, Offer Space Letter of Credit and/or Sublease Comment Set, then Sub-Sublandlord may enter into one or more subleases of the particular Offer Space with respect to which Sub- Subtenant did not timely give an Acceptance Notice, Sub-Subtenant Counterpart, Offer Space Letter of Credit and/or Sublease Comment Set with third parties on such terms and conditions as Sub-Sublandlord shall determine, the Offer Space Option with respect only to the particular space that was the subject of the Offer Notice shall be null and void and of no further force and effect and Sub-Sublandlord shall have no further obligation to offer such Offer Space to Sub-Subtenant. F. Notwithstanding anything to the contrary herein, in the event that a Proposed Sublease is mutually executed and delivered, then, at Sub-Sublandlord’s sole election, a default under any such Proposed Sublease shall be deemed to be a default under this Sub-Sublease and a default under this Sub-Sublease (and any other previously consummated Proposed Subleases) shall be a default under the Proposed Sublease. G. It is an express condition of the Offer Space Option granted to Sub- Subtenant pursuant to the terms of this Section 19 that time is of the essence with respect to Sub- Subtenant’s exercise of such option by the dates, and the giving of an Acceptance Notice, Sub- Subtenant Counterpart, Offer Space Letter of Credit and/or Sublease Comment Set pursuant to this Section 19 within the time periods specified in this Section 19. The Offer Space Option granted to Sub-Subtenant under this Section 19 is personal to the Named Sub-Subtenant and its Successors. 20. FF&E. For purposes of this Sub-Sublease, “FF&E” shall mean, collectively, all furniture, fixtures and equipment as described on Schedule C. Sub-Subtenant agrees to accept the FF&E in its “as-is” condition on the Sub-Sublease Commencement Date. On the Sub-Sublease Commencement Date, all FF&E shall become the property of Sub-Subtenant. On the date hereof, Sub-Sublandlord and Sub-Subtenant shall execute a Bill of Sale substantially in the form annexed to this Sub-Sublease as Schedule D. The FF&E is being made available to Sub-Subtenant without representation or warranty by Sub-Sublandlord as to its condition, state of repair or suitability for Sub-Subtenant’s use, or any other matter related thereto, and Sub-Sublandlord shall have no liability or obligations of any nature whatsoever to Sub-Subtenant with respect to the FF&E. No portion of the Rental due hereunder shall be deemed for any purpose paid on account of the conveyance or leasing of the FF&E. Sub-Subtenant shall pay when due all sales taxes, if any, imposed by the City or State of New York in connection with the transfer of ownership of the FF&E to Sub-Subtenant as herein provided. Upon the Sub-Sublease Expiration Date, Sub- Subtenant shall remove all FF&E from the Sublease Premises. Sub-Subtenant acknowledges and agrees that the FF&E will remain in the Sublease Premises as of the Sub-Sublease Commencement Date and that Sub-Sublandlord shall have no obligation to remove the FF&E from the Sublease Premises, nor shall the removal of such be a condition to the Sub-Sublease Commencement Date or Sub-Sublease Rent Commencement Date. Notwithstanding anything to the contrary, if this Sub-Sublease shall terminate prior to the Sub-Sublease Expiration Date set forth herein, then, at Sub-Sublandlord’s sole election, Sub-Sublandlord shall have the right to require that Sub- Subtenant leave in the Sublease Premises the FF&E (or portions thereof specified by Sub- Sublandlord), which FF&E so left in the Sublease Premises shall be deemed abandoned and Sub- Sublandlord may retain, remove, use and/or dispose of same without accountability to Sub- Subtenant.

21. **<u>FOOD SERVICE</u>**. As of the date hereof, Sub-Sublandlord currently operates a kitchen on the seventy-second (72nd) floor of the Building that serves Sub-Sublandlord and other Permitted Users (as defined in the Spotify Lease) and their respective partners, clients, invitees, business guests and employees (but not the general public) (the "**<u>Spotify Kitchen</u>**"), which kitchen is currently operated by a third-party vendor (together with any replacement thereof selected by Sub-Sublandlord in its discretion, the "**<u>F&B Vendor</u>**"). Subject to the terms and conditions of this **<u>Section 21</u>**, Sub-Sublandlord agrees to use best efforts to modify Sub-Sublandlord's existing agreement with the current F&B Vendor (and in the event the same is replaced, any subsequent F&B Vendor) to provide food and beverage service from the Spotify Kitchen to the Sub-Sublease Premises substantially in accordance with the services described in **<u>Schedule E</u>** hereto (the "**<u>F&B Plan</u>**"). For purposes hereof, the "**<u>F&B Costs</u>**" shall mean the (i) the actual costs incurred by Sub-Sublandlord in connection with the F&B Plan (including any administrative or other fee charged by the F&B Operator) plus a three percent (3%) administrative fee thereof payable by Sub-Subtenant to Sub-Sublandlord, (ii) all incremental increased costs incurred by Sub-Sublandlord in connection with operating, repairing and maintaining and replacing the Spotify Kitchen in order to fulfill the requirements of the F&B Plan, (iii) all costs incurred by Sub-Sublandlord in obtaining the Overlandlords' consent in connection with the F&B Plan and (iv) all actual costs and expenses charged by the Overlandlords or other third parties in connection with Sub-Sublandlord's requirements to fulfill the F&B Plan (including, without limitation, any freight elevator or other sundry charges required in connection with such use). The initial estimated portion of F&B Costs described in subclause (i) of the immediately preceding sentence (without taking into account the aforementioned administrative fee) is described on **<u>Schedule E</u>** hereto. Sub-Sublandlord shall have no liability whatsoever to Sub-Subtenant (i) in the event that F&B Plan services are not provided by the F&B Vendor or is interrupted due to the F&B Vendor's failure to perform its obligations under Sub-Sublandlord's agreement with the F&B Vendor for reasons not directly caused by the negligence or willful misconduct of Sub-Sublandlord, or (ii) for any closure, inability to use and/or operational issues relating to the Spotify Kitchen; provided, however, that Sub-Sublandlord shall use reasonable efforts to resolve and remedy any such issues in a commercially reasonable timeframe. All F&B Costs shall be deemed to be Additional Rent hereunder and payable to Sub-Sublandlord by Sub-Subtenant within ten (10) days following Sub-Subtenant's receipt of an invoice therefor. Notwithstanding anything to the contrary, the provisions of this **<u>Section 21</u>** shall become effective only if the written consent hereto of the Overlandlords are obtained. Sub-Sublandlord shall, at Sub-Subtenant's cost, request the consent of the Overlandlords to the provisions of this **<u>Section 21</u>**, provided, however, any denial of consent by any Overlandlord and/or any other failure to obtain such consent shall have no effect on this Sub-Sublease and nor shall Sub-Sublandlord shall have any liability with respect thereto. Further, and notwithstanding anything to the contrary, in the event that either (i) Sub-Sublandlord elects, in its sole discretion, to no longer utilize the Spotify Kitchen or elects to reduce usage thereof below the usage as of the date hereof, or (ii) Sub-Sublandlord elects, in its sole discretion, to terminate or not renew its contract with the F&B Vendor and not engage a replacement F&B Vendor, then, in such event, Sub-Sublandlord shall either (x) make alternate arrangements with Sub-Subtenant for an substantially comparable replacement service utilizing the Spotify Kitchen (or any reasonably comparable kitchen facility) to continue to fulfill the F&B plan at costs equivalent to those described herein or (y) make alternate arrangements acceptable to Sub-Subtenant, in Sub-Subtenant's commercially reasonable judgement, to fulfill the F&B plan at costs substantially

23
4471628.7 030030-0004-000

24 4471628.7 030030-0004-000 comparable to those described herein. The provisions of this Section 21 shall be personal to the Sub-Subtenant named herein. 22. SUPPLEMENTAL HVAC. Sub-Subtenant shall be entitled to the Supplemental Condenser Water Capacity available to Sub-Sublandlord under Section 22 of the Sublease and shall pay for the Condenser Water Charge therefor during the Sub-Sublease Term. 23. LIMITATION OF LIABILITY. Notwithstanding anything to the contrary contained in this Sub-Sublease or in the Overleases, no partners, officers, shareholders, directors, members, trustees, beneficiaries, employees, principals, contractors, licensees, agents and representatives of Sub-Sublandlord, nor any officer, employee, contractor, licensee, agent or representative thereof, shall be charged personally by Sub-Subtenant with any liability or be held liable under any term or provision of this Sub-Sublease or because of its execution or attempted execution or because of any breach or attempted or alleged breach thereof. Notwithstanding anything to the contrary contained in this Sub-Sublease or in the Overleases, no partners, officers, shareholders, directors, members, trustees, beneficiaries, employees, principals, contractors, licensees, agents and representatives of Sub-Subtenant, nor any officer, employee, contractor, licensee, agent or representative thereof, shall be charged personally by Sub-Sublandlord with any liability or be held liable under any term or provision of this Sub-Sublease or because of its execution or attempted execution or because of any breach or attempted or alleged breach thereof. The provisions of this Section 23 shall survive the expiration or earlier termination of this Sub- Sublease. 24. MISCELLANEOUS. A. Nothing in this Sub-Sublease shall provide Sub-Subtenant with the right to use any trademarks (including word marks, logo marks, design marks and names) owned by or licensed to Sub-Sublandlord or any Overlandlord, including the trademarks “Spotify”, “Four World Trade Center”, “4 WTC”, “Tower 4” and similarly identifications of the Building. Nothing in this Sub-Sublease shall be deemed to limit or restrict Sub-Subtenant from using the words “Four World Trade Center”, “4 World Trade Center”, “World Trade Center”, “Tower 4” or similar words in its business address, stationery, business cards and website in a conventional manner. B. This Sub-Sublease and any claim, dispute or controversy arising out of, under or related to this Sub-Sublease, the relationship of the parties hereunder, and/or the interpretation and enforcement of the rights and obligation of the parties hereunder shall be governed by, interpreted and construed in accordance with the laws of the State of New York, without regard to choice of law principles. Except as otherwise expressly provided herein, each of Sub-Sublandlord and Sub-Subtenant agree that all disputes arising, directly or indirectly, out of or relating to this Sub-Sublease, and all actions to enforce this Sub-Sublease, shall be dealt with and adjudicated in the courts of the State of New York or the Federal courts sitting in the Borough of Manhattan, State of New York; and for that purpose hereby expressly and irrevocably submit to the jurisdiction of such courts and each of Sub-Sublandlord and Sub-Subtenant hereby waives any right to assert that such court(s) constitute an inconvenient forum. C. Each party acknowledges that the terms of this Sub-Sublease as well as certain information furnished by the parties to each other in connection with this Sub-Sublease

25 4471628.7 030030-0004-000 may contain trade secrets or other proprietary information (the terms of this Sub-Sublease together with all such information collectively, “Secure Information”). Except (i) as required by law, (ii) to the extent reasonably required to enforce Sub-Sublandlord’s or Sub-Subtenant’s rights hereunder, (iii) to the extent reasonably necessary to comply with any rule, regulation or policy, of the Securities and Exchange Commission or the rules of any recognized stock exchange applicable to Sub-Subtenant, Sub-Sublandlord or their affiliates or permitted occupants, (iv) to the extent reasonably required in the construction, operating, maintaining, repairing or restoring the Sublease Premises, Sub-Subtenant’s or Sub-Sublandlord’s systems or other portions of the Building, (v) to the extent reasonably required in connection with Sub-Subtenant’s or Sub- Sublandlord’s efforts to negotiate and implement any incentive package(s) for Sub-Subtenant or Sub-Sublandlord with various governmental authorities and utility companies, (vi) to the extent reasonably required to obtain an assignment of this Sub-Sublease or a sub-sub-subletting or other permitted use by a permitted user of all or a portion of the Sublease Premises, and (vii) for other reasonable business purposes on a “need to know” basis, each party will maintain the confidentiality of all Secure Information, and all other non-public information of any form provided by the other party pursuant to the terms of this Sub-Sublease except to the extent that such information is already in the public domain (other than by reason of a violation of this Section 24(C)); provided, however, that the foregoing shall not restrict either party from making any disclosure of such information (on a need-to-know basis only) to either party’s potential purchasers of, or investors in, such party’s business, potential assignees or sub-subtenants, affiliates, partners, commissioners, officers, employees, architects, consultants, brokers, lenders, prospective lenders, investors, potential investors, accountants and attorneys, provided, that each party shall in each case inform the party to which such disclosure is made that such information is confidential and inform such party of the confidentiality provisions of this Sub-Sublease. In the event that (A) either party is requested by subpoena, court order or other similar process to disclose Secure Information or (B) either party is required by law to disclose Secure Information, in each case the party receiving such request or otherwise intending to so disclose (the “Disclosing Party”) shall promptly, but in all cases prior to making such disclosure, provide the other party (the “Other Party”) with notice of such request or its intent to disclose, including a description of the documents or information requested thereby or that it otherwise intends to disclose, and to the extent that the Other Party determines that such documents or information contain trade secrets or other proprietary information, then the Other Party shall provide to the Disclosing Party within ten (10) Business Days of notice a letter setting forth which documents or information it seeks to have withheld and the basis for its determination. If, after reviewing such request, the Disclosing Party determines that it must disclose or cause its agents or representatives to disclose any such requested documents or information, it shall promptly deliver notice to the Other Party of such determination prior to disclosure and the Other Party shall have an additional ten (10) Business Days to seek relief from a court of competent jurisdiction preventing such disclosure. The Disclosing Party shall not release or share such documents or information until after said additional ten (10) Business Day period and, if the Other Party has sought such judicial relief during such ten (10) Business Day period, during the pendency of such litigation, except to the extent required or directed to do so by a court of competent jurisdiction. D. The section headings in this Sub-Sublease are inserted only as a matter of convenience for reference and are not to be given any effect in construing this Sub-Sublease.

26 4471628.7 030030-0004-000 E. If any of the provisions of this Sub-Sublease or application thereof to any person or circumstance shall, to any extent, be held to be invalid or unenforceable, the remainder of this Sub-Sublease shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law. F. All of the terms and provisions of this Sub-Sublease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. G. This Sub-Sublease contains the entire agreement between the parties relating to this Sub-Sublease and the Sublease Premises and any and all understandings and agreements heretofore had between the parties hereto are merged into this Sub-Sublease, which alone fully and completely sets forth the agreement of the parties. This Sub-Sublease may not be amended, modified or terminated, in whole or in part, nor may any of the provisions be waived, except by a written instrument executed by the party against whom enforcement of such amendment, modification, termination or waiver is sought and unless the same is permitted under the terms and provisions of the Sublease. H. This Sub-Sublease shall have no binding force and effect and shall not confer any rights or impose any obligations upon either party unless and until both parties have executed it. Under no circumstances shall the submission of this Sub-Sublease in draft form by or to either party be deemed to constitute an offer for the subleasing of the Sublease Premises. I. This Sub-Sublease and all the obligations of Sub-Subtenant and Sub- Sublandlord hereunder, except as otherwise provided herein, shall in no way be affected, impaired, delayed or excused because Sub-Subtenant, Sub-Sublandlord or any Overlandlord are unable to fulfill any of their respective obligations hereunder, either explicit or implicit, if Sub-Subtenant, Sub-Sublandlord or any Overlandlord is prevented or delayed from so doing by reason of strikes or labor trouble or by accident, adjustment of insurance or by any cause whatsoever beyond Sub- Subtenant’s, Sub-Sublandlord’s or such Overlandlord’s reasonable control (each a “force majeure event”); provided, however, no party’s failure to make a payment of money, or any other event that derives from such party’s lack of funds, shall not constitute a force majeure event for purposes hereof. J. Each and every right and remedy of Sub-Sublandlord and Sub-Subtenant under this Sub-Sublease shall be cumulative and in addition to every other right and remedy herein contained or now or hereafter existing at law or in equity, by statute or otherwise. K. TO THE FULL EXTENT NOW OR HEREAFTER PERMITTED BY LAW, SUB-SUBTENANT AND SUB-SUBLANDLORD WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY EITHER AGAINST THE OTHER WITH RESPECT TO THE SUBLEASE PREMISES OR TO ANY MATTER PERTAINING TO THIS SUB-SUBLEASE. L. Sub-Subtenant shall not record this Sub-Sublease without the prior written consent of each of Sub-Sublandlord and the Overlandlords, to be granted or withheld in their sole discretion.

27 4471628.7 030030-0004-000 M. This Sub-Sublease may be executed in several counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. An executed counterpart of this Sub-Sublease transmitted by facsimile, email or other electronic transmission shall be deemed an original counterpart and shall be as effective as an original counterpart of this Sub-Sublease and shall be legally binding upon the parties hereto to the same extent as delivery of an original counterpart. N. All capitalized terms used and not otherwise defined in this Sub-Sublease shall have the respective meanings ascribed to them in the Sublease. O. Sub-Subtenant shall pay directly to the City of New York, all occupancy and rent taxes which may be payable by Sub-Subtenant to the City of New York in respect of the rent reserved by this Sub-Sublease and will pay all other taxes, the payment of which shall be imposed directly upon any occupant of the Sublease Premises. P. In the event of a conflict between the terms of the Sublease and the terms of this Sub-Sublease with respect to Sub-Sublandlord and Sub-Subtenant only, this Sub-Sublease shall control, unless such conflict shall cause Sub-Sublandlord to be in default under the Sublease, in which event, the provisions of the Sublease shall control. [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

4471628.7 030030-0004-000 IN WITNESS WHEREOF, the parties hereto have duly executed this Sub- Sublease as of the day and year first above written. SUB-SUBLANDLORD: SPOTIFY USA INC. By:_________________________________ Name: Title: SUB-SUBTENANT: DUOLINGO, INC. By:_________________________________ By:_________________________________ Name: Title:

4471628.7 030030-0004-000 SCHEDULE A FLOOR PLAN OF SUBLEASE PREMISES (see attached)

4471628.7 030030-0004-000

4471628.7 030030-0004-000

4471628.7 030030-0004-000 SCHEDULE B A. TERMS OF THE SUBLEASE NOT INCORPORATED INTO THIS SUB-SUBLEASE: 1. Section 2 of the Sublease; 2. Section 3 of the Sublease; 3. Section 7(K) of the Sublease (but for the first full sentence thereof); 4. Section 7(L) of the Sublease (but for the first full sentence thereof); 5. Section 8 of the Sublease; 6. Section 9 of the Sublease; 7. Section 11 of the Sublease; 8. Section 12 of the Sublease; 9. Section 14 of the Sublease; 10. Section 15 of the Sublease; 11. Section 18 of the Sublease; 12. Section 19 of the Sublease; 13. Section 20 of the Sublease; 14. Section 21 of the Sublease; 15. Section 23 of the Sublease; 16. Section 24 of the Sublease; 17. The last two full sentences of Section 25(B) of the Sublease; 18. Section 25(C) of the Sublease; 19. Section 25(D) of the Sublease; 20. Section 25(E) of the Sublease; 21. Section 25(P) of the Sublease; 22. Schedule B of the Sublease; 23. The following provisions of Schedule C of the Sublease:

4471628.7 030030-0004-000 a. Section (B)(1) thereof (except as otherwise provided in Section (B)(1) below); b. Section (B)(17) thereof; c. Section (B)(18) thereof; d. Section (B)(20) thereof; 24. Schedule E of the Sublease; 25. Schedule F of the Sublease; 26. Schedule G of the Sublease; 27. The following provisions of the Lease, irrespective if incorporated in the Sublease: a. The portion of Section 6.01.A.1 of the Lease starting with “Subject to Landlord's approval, not to be unreasonably withheld, if, by reason of an expansion of the Initial Office Space” through the end of said section; b. The free freight use granted to “Tenant” under Section 6.01.A.2 of the Lease; c. Section 6.01.B.1 of the Lease; d. Section 6.01.C.2 of the Lease; e. The last full sentence of Section 6.01.E of the Lease; f. Section 6.01.G.2 of the Lease; g. Section 8.01.C.4 of the Lease; h. Section 8.01.D of the Lease; i. Section 8.04.B of the Lease; j. Section 8.07 of the Lease; k. Section 8.09 of the Lease; l. Section 10.04 of the Lease; m. Section 14.01.B of the Lease; n. The last three full sentences of Section 20.01.A of the Lease; and o. Article 25 of the Lease;

4471628.7 030030-0004-000 28. The following provisions of the Landlord Agreement, irrespective if incorporated in, or otherwise modifying, the Sublease: a. Section 16(f) of the Landlord Agreement; b. Section 16(h) of the Landlord Agreement; c. Section 16(i) of the Landlord Agreement; d. Section 16(l) of the Landlord Agreement;. e. Reference in Section 16(r)(iv) of the Landlord Agreement to “or otherwise provided to Subtenant under the Spotify Lease”; f. Section 16(u) of the Landlord Agreement; 29. In no event shall any right or privilege granted to the “Named Tenant” in the Lease be deemed incorporated herein or otherwise be deemed to benefit Sub-Subtenant; 30. Any redacted provision (but only to the extent of the items so redacted); and 31. Such terms, covenants, conditions, provisions and agreements of the Sublease (or Lease as incorporated in the Sublease) as are specifically inconsistent with the terms hereof B. TERMS OF THE SUBLEASE HAVING MODIFIED APPLICABILITY TO THIS SUB- SUBLEASE: 1. Section 5 of the Sublease shall be modified, as and to the extent applicable, to provide only for the billing and payment of Fixed Rent, Existing PILOT Payments, BID Charges and Expenses contemplated by Section 5 of this Sub-Sublease (and no other rents, costs, expenses, fees or charges set forth in Section 5 of the Sublease shall be payable by Sub-Subtenant). In addition to all other adjustments set forth in the Sublease and this Sub-Sublease, if requested in writing by Sub-Subtenant, from time to time, Sub- Sublandlord shall, at Sub-Subtenant’s expense, initiate a Sublease Audit pursuant to the terms and conditions of Section (B)(1) of Schedule C of the Sublease. In the event that Sub-Sublandlord receives any amounts from Sublandlord which were received from Landlord pursuant to a Sublease Audit that are attributable to the overpayment of Additional Rent paid by Sub-Subtenant hereunder, then Sub-Sublandlord shall reimburse Sub-Subtenant for its proportionate share of the amount so reimbursed to Sub-Sublandlord by Sublandlord pursuant to Section (B)(1) of Schedule C of the Sublease. Sub-Subtenant shall be responsible for the payment of any and all costs and expenses payable by Sub- Sublandlord to Sublandlord pursuant to Section (B)(1) of Schedule C of the Sublease. In no event shall this Section (B)(1) of this Schedule B entitle Sub-Subtenant to a duplicative abatement as set forth in Section (B)(9) of this Schedule B. 2. Article 8 of the Lease (as incorporated in the Sublease) shall be amended to provide as follows:

4471628.7 030030-0004-000 In connection with any assignment of this Sub-Sublease or any sub-sub- sublease (to the extent approved), Sub-Subtenant shall, in consideration therefor, pay to Sub-Sublandlord, as Additional Rent: (i) In the case of an assignment, an amount equal to 50% of all sums and other consideration paid to Sub-Subtenant by the assignee for or by reason of such assignment, after deduction of the commercially reasonable and customary costs incurred by Sub-Subtenant in effectuating such assignment including reasonable attorneys’ fees, advertising costs, rent concessions, construction costs and brokerage commissions, in each case based upon bills, receipts or other evidence of such costs reasonably satisfactory to Sub-Sublandlord (collectively, “Expenses”). (ii) In the case of a sub-sub-sublease, 50% of any rents, additional rents or other consideration payable under the sub-sub-sublease or otherwise to Sub-Subtenant by the sub-sub-subtenant which are in excess of the fixed annual rent and additional rent accruing during the term of this Sub-Sublease in respect of the sub-sub-subleased space (at the rate per square foot payable by Sub-Subtenant hereunder) pursuant to the terms hereof, after deduction of Expenses incurred by Sub-Subtenant in connection with such sub-sub-sublease, amortized over the term of the sub- sub-sublease. 3. In the event of any casualty or condemnation described in Articles 17 or 18 of the Lease (as incorporated in the Sublease), in no event shall Sub-Sublandlord have any restoration obligation in connection therewith. Sub-Sublandlord shall retain all rights under the Sublease to terminate the same in connection with any such casualty or condemnation. 4. Section 20.01.A of the Lease (as incorporated in the Sublease) shall be deemed modified: a. To reduce each notice and cure period set forth therein by ten (10) days (except, with respect to payment of Fixed Rent and additional rent in clause (a) thereof, which timeframes for each shall be reduced by 2 Business Days). b. To remove the second notice and cure period following the defaults specified in clauses (a) through and including (e) thereof, so that, upon Sub-Subtenant’s failure to cure any default described in said clauses (a) through and including (e), Sub- Sublandlord shall have the right, without additional notice and cure periods, to serve a written five (5) day notice of cancellation of this Sub-Sublease upon Sub- Subtenant, and upon the expiration of said five (5) days, this Sub-Sublease and the Sub-Sublease Term shall end and expire as fully and completely as if the date of expiration of such five (5) day period were the day herein definitely fixed for the end and expiration of this Sub-Sublease and the Sub-Sublease Term and Sub-

4471628.7 030030-0004-000 Subtenant shall then quit and surrender the Sublease Premises to Sub-Sublandlord but Sub-Subtenant shall remain liable as provided in Overleases (as incorporated herein). 5. Notwithstanding anything to the contrary in Section 20.02 of the Lease (as incorporated in the Sublease), Sub-Sublandlord shall have no obligation to mitigate damages. 6. Notwithstanding Section 16(d)(ii) of the Landlord Agreement, as and to the extent the terms and conditions of the Spotify Lease apply to alterations within the Sublease Premises, the following provisions of the Spotify Lease shall not apply with respect to Sub-Subtenant: (a) clause (ii) of the second full sentence of Section 5.1(a) of the Spotify Lease; (b) the last full sentence of Section 5.1(a) of the Spotify Lease; Section 5.1(d) of the Spotify Lease; and (c) any provision of the Spotify Lease regarding “Tenant’s Initial Alterations”. 7. Except as set forth herein, in any event or circumstance under the Sublease (and Lease as and to the extent incorporated therein) in which (x) the “Subtenant” or “Tenant” thereunder is required obtain the approval or consent of the “Sublandlord” of “Landlord” thereunder, then, in each such instance Sub-Subtenant must obtain the consent of Sub-Sublandlord and the applicable Overlandlords (with the consent of the Overlandlords being subject to the terms and conditions of the Overleases), (y) the “Subtenant” or “Tenant” thereunder is required to comply with any rule, regulation, order or the like promulgated by the “Sublandlord” or “Landlord” thereunder, then in each such instance Sub-Subtenant must comply with all of the foregoing then promulgated by the Overlandlord, and (z) the “Subtenant” or “Tenant” thereunder must indemnify the “Sublandlord” or “Landlord” thereunder or provide insurance for the benefit of the “Sublandlord” or “Landlord” thereunder, then in each such instance Sub- Subtenant shall, in addition to indemnifying Sub-Sublandlord, indemnify the Overlandlords (and all other parties pursuant to the Overleases which must be indemnified) and provide such insurance for the benefit of Sub-Sublandlord and the Overlandlords (and all other parties pursuant to the Overleases such must be provided such insurance). 8. In any event in which any Overlandlord is reimbursed for any cost or expense under the applicable Overlease, or any cost is otherwise at the expense of the “Subtenant” or “Tenant” thereunder, and such event results from, or is caused by, any act or any failure to act or omission of Sub-Subtenant or any person or entity acting by, through or under Sub-Subtenant, then, in addition to all amounts payable by Sub-Subtenant under the Sub-Sublease, Sub-Subtenant shall also be responsible for all such costs and expenses. 9. All rights granted in the Overleases to the Overlandlords, or otherwise reserved to or for the Overlandlords, as “Sublandlord” or “Landlord” thereunder, shall remain in full force and effect and, upon the exercise of such rights, Sub-Subtenant shall comply with all provisions of the applicable Overlease for which the “Subtenant” or “Tenant” thereunder is required to comply.

4471628.7 030030-0004-000 10. Provided that this Sub-Sublease is in full force and effect and no default beyond applicable notice and cure periods is then continuing, if Sub-Sublandlord is entitled to an abatement (whether in the form of a credit, offset or otherwise) of rent under the Sublease during or with respect to the Sub-Sublease Term with respect to the Sublet Premises and rent paid by Sub-Subtenant to Sub-Sublandlord under the Sub-Sublease, Sub-Sublandlord shall grant to Sub-Subtenant an abatement of the corresponding rent payable hereunder, but only to the extent Sub-Sublandlord actually receives the applicable abatement of rent from Sublandlord, provided, however, for the avoidance of doubt, any abatement (whether in the form of a credit, offset or otherwise) of rent under the Sublease, irrespective of whether the same is incorporated herein, shall not benefit Sub-Subtenant unless Sub-Sublandlord receives, as “Subtenant” under the Sublease, the corresponding abatement under the Sublease, in which event a proportionate share of the applicable abatement shall benefit Sub-Subtenant as aforesaid. Further, for the avoidance of doubt, Sub-Sublandlord and Sub-Subtenant acknowledge and agree that if Sub-Sublandlord receives any abatement of Rental under the Sublease, the abatement granted to Sub-Subtenant hereunder shall be of the applicable Rental, and shall be in the same percentage that the applicable Rental under the Sublease is abated and shall be net of a proportionate amount of all costs incurred by Sub-Sublandlord in connection with such abatement. 11. Notwithstanding anything to the contrary contained herein, Sub-Sublandlord does not assume any obligation to perform the terms, covenants, conditions, provisions and agreements contained in the Overleases on the part of any of the Overlandlords to be performed (“Underlying Lease Obligations”), including, without limitation, (i) Section 2.04 of the Lease, (ii) cooperation with permits and licenses contemplated in Section 5.04 of the Lease, (iii) Article 6 of the Lease, (iv) Article 7 of the Lease, (v) Section 11.03 of the Lease, (vi) Section 12.02 of the Lease, (vii) Section 13.03.H of the Lease, (viii) Section 13.09 of the Lease, (ix) Section 13.10 of the Lease, (x) Section 13.11 of the Lease, (xi) Section 16.05 of the Lease, (xii) restoration obligations under Article 17 and 18 of the Lease, (xiii) Article 27 of the Lease, (xiv) Article 31 of the Lease, (xv) Article 36 of the Lease, (xvi) Section 6 of the Sublease, (xvii) Section 22 of the Sublease, and (xviii) the following provisions of Schedule C of the Sublease: Sections (B)(2), (B)(3), (B)(4), (B)(6), (B)(10), (B)(12), (B)(13), (B)(14), (B)(15) (except for the first full sentence thereof), (B)(19), (B)(20) and (B)(21). With respect to any Underlying Lease Obligations, applicable references to “Sublandlord” or “Landlord” therein shall be deemed to mean the applicable Overlandlord only, and not Sub-Sublandlord.

4471628.7 030030-0004-000 SCHEDULE C FF&E (see attached)

Item Description	Qty 26th	Qty 27th	Photo
COR Drop Stool Small	2	2	
COR Drop Stool Large	2		
Sofas	2		
Stylex Free Address Sofas with Table (Boardroom)	1		
Custom Booths	9		 DUPLEX OUTLET

M o d u la r Lo u n g e S e a ti n g 19 F lig h t R e c lin e r 1 N a u g h to n e C lo u d 4 2 H a w o rt h P ip La b to p T a b le 2 c u s to m L S h a p e d T ie re d S e a ti n g 1

Booth Setups (2 Benches and a Table)		3	
Stylex Four Blade Base, Armless	109	105	
Stylex Four Legs, Armless	1	8	
Stylex Stool Four Legs, Armless	1	1	
71x24 Table	1		
60x24 Table	1	1

60x24 High Table	1	1	
Nucraft Meeting Table, Rounded 108"L	1	1	REMOVABLE PANEL
Meeting Table 80x46	11	11	
Meeting Table 55x27	10	9	
Nucraft Conf Table 168x60	2	2	
Nucraft Conf Table 96x60	1	1

N u c ra ft C o n f T a b le 3 12 x6 0 1 0 C o n f R o o m C h a ir 18 0 H ig h to w e r F o u rC a s t Fo ld in g T a b le 5 5 x2 7 x2 8 .5 H 0 11 E m e c o B ro o m C h a ir 0 4 6 V it ra S lo w C h a ir 15 6

DWR Jey Table	7		
HBF Round Coffee Table	4	3	
Watson Miro Meeting Table 48x30x42H	3	1	
Stylex Four legs bar stool, Upholstered	12	4	
Watson Miro Meeting Table 96x24x30H	2	3

N a u g h to n e B o u n c e 6 9 H ig h D in in g T a b le 1 1 D in in g S to o ls 10 6 E n w o rk 3 0 x4 8 H e ig h t A d ju s ta b le D e s k s 16 5 15 8 A e ro n C h a ir s 16 6 15 8

H ig h W o rk T a b le 1 S e tu S to o ls 3 W a ts o n E tc h M a rk e rb o a rd 12 0 K e tt a l Lo u n g e C h a ir 1 1 E xp o rm im S w in g C h a ir 1 1

Bean Bag	2	2	
Kettal Rope Ottoman	3	3	
Naughtone Knot Rect Side Table	16	5	
Custom Perimeter Table w/ Power 192x27	1	1	
Bernhardt Yuno Tables (8 tables, 7 screens)		8	 
Setu Chairs		14

HBF November Lounge Chair		14	
Naughtone Knot 550 Circular Table		6	
Booth		3	
Hay Soft Edge Dining Chairs		24	
Naughtone Square Café Table		8	
Podium		1

Custom High Perimeter Table w/ Power 192x27			
West Elm L-Shaped Sectional		1	
OFS Hinchada L-Shape Sofa	1		
Sofas	1		
Hay Uchiwa Quilted Lounge chair	1		
Sancal Tonella Quilted Armchair	2

Hightower Breck Table Small	5	3	
Hightower Breck Table Large	1		
Magis Pina Armchair		2	
Coat Racks		7	
Foosball Table		2	
Fully Upholstered Bench		9

3- Tier Lockers	73	70	
Corridor Booths (seats by Spacetor)	4	4	
Corridor Booths	8	4	White Shelving by workstations
Recliner	1	1	
laptop Table	1		
Bear Pillow	1

S id e T a b le 1 C h a ir fo r la c ta ti o n ro o m (m e d ic a l g ra d e ) 1 O tt o m a n fo r la c ta ti o n ro o m (m e d ic a l g ra d e ) 1

Spotify- 26th & 27th floor Remaining Inventory

Room Name (27fl)	Device Brand	Qty.	Model	
Food Hall (N)	Sonance Pendant	14	PS-P63T	
Food Hall(N)	Qsc camera	2	PTZ 12x72	
Food Hall(N)	Shure Microphone	6	MXWNCS8	
Food Hall (N)	Crestron Touch Panel	2	TSW1060	
Food Hall (N)	Crestron Room Controller	4	DM-RMC-4KZ Scaler	
Food Hall (N)	Google meet	1	Speaker mic	
Food Hall (N)	Kensington	1	Laser	
Food Hall (N)	LG TV96	1	98UH5F-B	W/ wall Mount
Food Hall (S)	LGTV	1	LG 55"UHSE	W/ wall Mount
Food Hall (S)	Sonance Pendant	16	PS-P63T	
Games Room(S)	Sonance Pendant	2	PS-P63T	
Quiet Room 1(N)	Sonance Pendant	2	PS-P63T	
72 N/S Corner	Google	1	Jamboard	
Restrooms (E)#1 2 3 4	Sonance In-Ceiling	4	PS-C63T	
Eastside Hall way	Sonance Pendant	1	PS-P63T	
Eastside men R/room	Sonance In-Ceiling	2	PS-C63T	
Eastside women R/room	Sonance In-Ceiling	2	PS-C63T	
Elevator lobby area	Sonance In-Ceiling	2	PS-C63T	
Northside wall	Crestron Touch Panel	1	TSW1060	
Warming Pantry wall	Crestron Touch Panel	1	TSW1060	
Food hall (N)	Mini converter	2	HDMI to SDI	
27-W12-Sarajevo Calling	LG Display	1	LG 43"UT64	W/ wall Mount
27-E10-Ancient Greece Declassified	LG Display	1	LG 43"UT64	W/ wall Mount
27-W04-Lost Ships	LG Display	1	LG 43"UT64	W/ wall Mount
27-W11-Mythunderstood: A Greek (& c	LG Display	1	LG 43"UT64	W/ wall Mount
27-W07-Mr. Saxobeat	LG Display	1	LG 43"UT64	W/ wall Mount
27-E06-Hot Pursuit	LG Display	1	LG 43"UT64	W/ wall Mount
27-E09-Varsovie	LG Display	1	LG 43"UT64	W/ wall Mount
27-W08-Infinitum	LG Display	1	LG 43"UT64	W/ wall Mount
27-E02-Hellenic Melodies	LG Display	1	LG 43"UT64	W/ wall Mount
27-N03-1984	LG Display	1	LG 55"UHSE	W/ wall Mount
27-E11-Malamente	LG Display	1	LG 55"UHSE	W/ wall Mount
27-N06-Minimal Compact	LG Display	1	LG 75"UHSE	W/ wall Mount
27-N04-Dino Merlin	LG Display	1	LG 75"UHSE	W/ wall Mount
27-E03-Oktobar	LG Display	1	LG 55"UHSE	W/ wall Mount
27-W02-Majda Sepe	LG Display	1	LG 55"UHSE	W/ wall Mount
27-W10-Don't Start Now	LG Display	1	LG 55"UHSE	W/ wall Mount
27-E08-Sfera Ebbasta	LG Display	1	LG 55"UHSE	W/ wall Mount
27-N09-Corazón partio (4) [Hangouts M	LG Display	1	LG 55"UHSE	W/ wall Mount
27-E07-Lucie's Little Show (4) [Hangou	LG Display	1	LG 55"UHSE	W/ wall Mount
27-W05-Gidiyorum (4) [Hangouts Meet	LG Display	1	LG 55"UHSE	W/ wall Mount
27-E01-Fifty-Fifty (4) [Hangouts Meet]	LG Display	1	LG 55"UHSE	W/ wall Mount
27-W09-The good, the bad and the ugl	LG Display	1	LG 55"UHSE	W/ wall Mount
27-N02-Little Talks (4) [Hangouts Meet	LG Display	1	LG 55"UHSE	W/ wall Mount
27-W06-Rane (4) [Hangouts Meet]	LG Display	1	LG 55"UHSE	W/ wall Mount
IDF	Biamp	3	Tesira XEL1200.1	
IDF	QSC	1	SPA4-60	
IDF	Crestron	1	DM-MDAX8-CPU3-RPS	
IDF	Crestron	2	DM-NVX-350	
IDF	QSC	1	Core110f	
IDF	Crestron	1	AV3	
Game room	Crestron	2	MPC3-201-B	
Game room		2	Atterotech Plate	

Room Name (26fl)	Device Brand	Qty.	Model	
Commons area (N)	Sonance Spks	14	PS-P63T	
Northside Wall	Crestron Touch panel	1	TSW1060	
Quiet Room 1 (N)	Sonance Spks	2	PS-P63T	
Restrooms 1.2 (E)	Sonance Spks	2	PS-C63T	
Eastside Hallway	Sonance Spks	1	PS-P63T	
Men Restroom	Sonance Spks	2	PS-C63T	
Women Restroom	Sonance Spks	2	PS-C63T	
Elevator lobby area	Sonance Spks	4	PS-C63T	
Reception area	Sonance Spks	10	PS-P63T	
Reception Area	Crestron	1	DMPS150	
Reception area	Crestron	1	CP3N	
Reception area	Biamp	1	Tesira Forte Dan VT	
Reception Desk	Crestron Touch panel	1	TSW1060	
Restrooms 1.2 (S)	Sonance Spks	2	PS-C63T	
Games Room (W01)	Sonance Spks	2	PS-P63T	
Drammen Scener (S01)	Sonance Spks	6	PS-P63T	
Drammen Scener	QSC Camera	2	PTZ 12×72	
Drammen Scener	LG 96"TV	2	98UH5F-B	W/ wall Mount
Drammen Scener	Crestron Remote	1	USB-EXT-2	
Drammen Scener	Crestron Room Controller	2	DM-RMC-4KZ Scaler	
Drammen Scener	Extron	2	101H-4k Plus	
Drammen Scener	Shure Ceiling Array Mic	2	MXA910B-60CM	
Drammen Scener	Crestron	1	TSW1060	
Drammen Scener	Crestron	1	CP3N	
Drammen Scener	Crestron	1	DM-MD8x8-CPU3-RPS	
Drammen Scener	Crestron	1	NVX350	
Drammen Scener	QSC	1	Core510F	
Reception area video Wall	Planar	9	MX55X-L	
Games Rroom		1	Aterrotech Wall Plate	
Games Room	Crestron	2	MPC3-201-B	
Games Room	Crestron Touch panel	1	SN2012JBH20924	
Hallway (N)	Brightsign	2	P320HVN02.0	
Elevator lobby area	Brigthsign	1	P320HVN02.0	
Comment area	LG55"	1	LG 55"UHSE	W/ wall Mount
Sigur Ro's(N08)	LG86	1	86UHSE-BJ	W/ wall Mount
Sigur Ro's (N08)	Crestron Room Controller	1	DM-RMC-4KZ Scaler	
Sigur Ro's (NO8)	QSC Comera	1	PTZ 12×72	
Sigur Ro's (N08)	Crestron Touch panel	1	TSW1060	
Sigur Ro's (N08)	Shure mic	4	MXA310AL	
Sigur Ro's (N08)	Sonance Spks	6	PS-C63T	
Sigur Ro's (N08)	Crestron Transmitter	2	DM-TX-4kZ-302-C	
Sigur Ro's (N08)	Crestron	6	FT2A-CBLR-1T-4K-USBC-HD	
Sigur Ro's (N08)	keyboard Matias	1	Fk318B	
Sigur Ro's (N08)	Mouse Logitech	1		
Sigur Ro's (N08)	Crestron	1	dmps-150	
Sigur Ro's (N08)	QSC	1	Core110f	
Sigur Ro's (N08)	Crestron remote	1	USB-EXT-2	
26-E10-Third Ear	LG Display	1	LG 43"UT64	W/ wall Mount
26-W11-POKS	LG Display	1	LG 43"UT64	W/ wall Mount
26-E04-I Follow Rivers	LG Display	1	LG 43"UT64	W/ wall Mount
26-E07-Daughters of Reykjavik	LG Display	1	LG 43"UT64	W/ wall Mount
26-E11-RvK Underground	LG Display	1	LG 43"UT64	W/ wall Mount
26-W07-Swedish Bananas	LG Display	1	LG 43"UT64	W/ wall Mount
26-W10-Morkeland	LG Display	1	LG 43"UT64	W/ wall Mount
26-W03-Nordic By Nature	LG Display	1	LG 43"UT64	W/ wall Mount
26-E03-Made of Human	LG Display	1	LG 43"UT64	W/ wall Mount
26-W06-P3 Dokumentär	LG Display	1	LG 43"UT64	W/ wall Mount
26 North Work Lounge	LG Display	1	LG 55"UHSE	W/ wall Mount
Standup Areas (With desk are:	Sharp Displays	10	Sharp 60PN-E603	W/ wall Mount
26-E12-The Final Countdown	LG Display	1	LG 55"UHSE	W/ wall Mount
26-N03-Indestructable	LG Display	1	LG 55"UHSE	W/ wall Mount
26-N06-Björk	LG Display	1	LG 75"UHSE	W/ wall Mount
26-N04-Lykke Li	LG Display	1	LG 75"UHSE	W/ wall Mount
IDF	Crestron	1	DMPS3-4K-150-C	
IDF	Crestron	2	CP3N	
IDF	Biamp	1	Tesira Server IO	
IDF	Biamp	3	Tesiera XEL1200.1	
IDF	Crestron	2	DMPS3-4K-150-C	
IDF	Biamp	1	Tersira 4k Dan VT	
IDF	Crown Amp	1	4300N	
IDF	QSC	1	Core110f	
IDF	QSC	3	SPA4-60	
IDF	Crestron	1	dm-psu-8-plus	
IDF	Crestron	1	DM-MDAX8-CPU3-RPS	
IDF	QSC	1	Core 510i

26th floor 27th floor Area NE corner room NE corner room NE corner room NE corner room Lounges

Supplement HVAC Locations 26th Floor Multi-purpose Rm AC-26-1 26th Floor IDF Room CRAC-26-1 27th Floor Warming Pantry AC-27-1 27th Floor Warming Pantry Walk-in Cooler SCWP-27-1,2 & HX-27-1 27th Floor IDF Room CRAC-27-1

4471628.7 030030-0004-000 SCHEDULE D BILL OF SALE LET IT BE KNOWN that SPOTIFY USA INC., a Delaware corporation, having an office at 4 World Trade Center, 150 Greenwich Street, New York, New York 10007 (“Seller”) for and in consideration of the sum of One ($1.00) Dollar and other good and valuable consideration to it in hand paid by DUOLINGO, INC., a Delaware corporation, having an office at 141 S. St. Clair Street, Pittsburgh, PA 15206 (“Purchaser”), the receipt and sufficiency whereof are hereby acknowledged, as of the Sub-Sublease Commencement Date (as defined in that certain Agreement of Sub-Sublease (the “Sub-Sublease”) dated on or about the date hereof between Seller and Purchaser), all “FF&E” appearing on Schedule I attached hereto and made a part hereof, owned by Seller and used in connection with the occupancy and operation of those certain premises located on the twenty-sixth (26th) and twenty-seventh (27th) floors of the building known as 4 World Trade Center, 150 Greenwich Street, New York, New York 10007, shall be transferred and conveyed and by these presents Seller, as of the Sub-Sublease Commencement Date, does quitclaim, release, transfer and convey, without representation and warranty, express or implied, and without recourse unto Purchaser, its successors and assigns. Notwithstanding anything to the contrary, in the event that the Sub-Sublease is cancelled pursuant to Section 4 thereof, then, upon such cancellation, this Bill of Sale shall immediately be deemed to be null and void and of no further force of effect. TO HAVE AND TO HOLD, the same unto Purchaser, its successors and assigns, forever. IN WITNESS WHEREOF, Seller has signed this instrument as of _______ __, 20___. SPOTIFY USA INC. By: Name: Title:

4471628.7 030030-0004-000 SCHEDULE I TO BILL OF SALE FF&E (see attached)

4471628.7 030030-0004-000 SCHEDULE E F&B PLAN (see attached)

4471628.7 030030-0004-000 Guckenheimer Requirements Service Owner Notes Lunch Shared The following staff will be provided by Guckenheimer (and the costs in respect thereof billed back to Duolingo by Spotify on a monthly basis under a sub-sublease to be entered into between Spotify and Duolingo) : Hourly Team Members: 2 line cooks* 1 prep cook* 33% food Receiver * [i.e., the intent is that this responsibility will equate to 33% of the total tasks of the food Receiver who has been previously assigned to Spotify’s account under the Food Service Agreement]. Salaried Supervision: 1 Executive Sous Chef *Current anticipated hourly rates are described on the sample schedule calculation annexed hereto (Annex to F&B Plan). These rates are subject to annual increases or other changes, subject to written approval by Spotify (which may be by e-mail) no less than 30 days prior to change. Spotify and Duolingo to review above arrangement on a quarterly basis for the duration of the sub-sublease, provided however, that such reviews shall occur every 30 days for the first 90 days of the sub-sublease. The first assessment will occur 30 calendar days from first day of operation. Guckenheimer shall endeavor to cooperate with Spotify to make commercially reasonable modifications to this Agreement if required as a result of reviews between Spotify and Duolingo. Spotify to charge a 3% management fee to Duolingo under the sub- sublease for administration of the above. Note: food purchase and ingredients costs shall be covered via direct contractual agreement between Duolingo and Guckenheimer and shall not be charged to Spotify’s account.

4471628.7 030030-0004-000 Catering Spotify Pursuant to the sub-sublease, Duolingo may make catering requests to be evaluated on a case-by-case basis by Spotify. Spotify may agree to the request or decline the request in its sole discretion, and, if Spotify approves such request, Guckenheimer shall endeavor to perform the services requested. Labor costs of catering shall be passed through by Spotify to Duolingo in the same manner as set forth above with respect to costs associated with other employees. Catering food / ingredient costs shall be contracted for directly by Duolingo with Guckenheimer and such costs shall not be incurred for Spotify’s account. Composting program – weighing of food waste Shared The costs of this service are included in the costs associated with the Food Receiver . For the avoidance of doubt, the Food Receiver will be responsible for the transport of food waste from Duolingo’s premises to the 72nd floor..

Annex to F&B Plan

Sample Schedule Calculation[1]

Staff Dedicated to Duo					Merit %		
JOB TYPE	**EMPLOYEE**	**Current Wage Rate**	**Daily Hours**	**Fringe/Burden**	**Daily Pay**	**Weekly Pay (40 Hours)**	**Monthly Pay**
Line Cook	Open	19.0	8	15%	$175	$874	$3,787
Line Cook	Open	19.0	8	15%	$175	$874	$3,787
Prep Cook	Open	17.0	8	15%	$156	$782	$3,389
Receiver 33%	Open	6.0	8	15%	$55	$276	$1,196
		($17 per hour - allocating $6)			**$561**	**$2,806**	**$12,159**

SITE MANAGERS

Site Manager	**2023 Salary**	**Fringe/Burden**	**Per Month**
Executive Sous Chef	$ 85,000	15%	**8,145.83**

Total Labor Cost Per Month	**20,305.17**
Management Fee (6%) Guckenheimer	**1218.31**
Management Fee (3%) Spotify	**609.15**
Total Cost Per Month	**22,132.63**

[1] Note, this is a sample only and all costs and amounts are subject to change.

4471628.7 030030-0004-000